                            UNITED BANKSHARES, INC.
                                 P. O. BOX 1508
                                 UNITED SQUARE
                            FIFTH AND AVERY STREETS
                       PARKERSBURG, WEST VIRGINIA  26102
                                 (304) 424-8800

                 NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

  NOTICE IS HEREBY GIVEN that, pursuant to the call of its Board of Directors, the 1996 Annual Meeting of Shareholders of UNITED BANKSHARES, INC. ("United") will be held at The University of Charleston, 2300 MacCorkle Avenue, S.E., Charleston, West Virginia, on May 20, 1996 at 4:00 p.m., local time, for the purpose of considering and voting upon the following matters:

  1. To elect twenty-four (24) persons to serve as Directors of United. The nominees selected by the current Board of Directors are listed in the accompanying Proxy Statement for this Annual Meeting.

  2. To vote upon an incentive stock option plan, a copy of which is attached to the Proxy Statement.

  3. To act upon any other business which may properly come before this Annual Meeting or any adjournment or adjournments thereof. The Board of Directors at present knows of no other business to come before this Annual Meeting.

  The close of business on April 1, 1996, has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at this Annual Meeting.

  WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE REGARDLESS OF YOUR PLANS TO ATTEND THIS MEETING. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

  TWO INDIVIDUALS, WHO ARE NOT DIRECTORS OF UNITED, HAVE BEEN NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED BY PROXY. IF YOU WISH TO CHOOSE SOME OTHER PERSON TO ACT AS YOUR PROXY, MARK OUT THE PRINTED NAME AND WRITE IN THE NAME OF THE PERSON YOU SELECT.


                              By Order of the Board of Directors

                              /s/  Richard M. Adams

                              Richard M. Adams
                              Chairman of the Board and
                              Chief Executive Officer

April 19, 1996

                            UNITED BANKSHARES, INC.
                                 P. O. BOX 1508
                                 UNITED SQUARE
                            FIFTH AND AVERY STREETS
                       PARKERSBURG, WEST VIRGINIA  26102
                                 (304) 424-8800

                                PROXY STATEMENT

                      1996 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD May 20, 1996

                     SOLICITATION AND REVOCATION OF PROXIES

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Bankshares, Inc. ("United") for its 1996 Annual Meeting of Shareholders (the "1996 Annual Meeting") to be held May 20, 1996.

   A proxy for use by the shareholders of United in connection with the 1996 Annual Meeting accompanies this Proxy Statement, which is being mailed to the shareholders of United on or about April 19, 1996. The proxy will be voted in accordance with the specifications made thereon by the United shareholder. See OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS. If a shareholder does not specify how the shareholder's proxy is to be voted, a properly executed proxy will be voted "FOR" the election of the twenty-four (24) persons nominated as directors and "FOR" the proposed incentive stock option plan.

   As of the date of mailing of this Proxy Statement, the Board of Directors of United is not aware of any other business to be acted upon at the 1996 Annual Meeting, and it is not anticipated that other matters will be brought before that meeting. However, if any other matters should be brought before the 1996 Annual Meeting, it is intended that, unless otherwise specified on the proxy of the United shareholder, the persons appointed as proxies may vote thereon according to their judgement in light of conditions then prevailing and the recommendations of the Board of Directors of United.

   Any shareholder of United has the right to revoke his or her proxy at any time before it is voted (i) by giving written notice to the Chairman of United,
(ii) by submitting a subsequently dated Proxy or (iii) by appearing at the 1996 Annual Meeting and voting in person.

   This proxy solicitation is made by the Board of Directors of United, and the costs of soliciting proxies will be paid by United. In addition to soliciting by mail, directors, officers and regular employees of United and its subsidiaries, who will receive no compensation for their services other than their regular salaries and fees, may solicit proxies by telephone, telegraph or personal interview. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of United common stock held in their names and are to be reimbursed for their reasonable expenses in so doing. In order to facilitate and expedite distribution of these proxy solicitation materials to brokers, fiduciaries, custodians, nominee holders and institutional investors, United has retained Corporate Investor Communications, Inc. of Carlstadt, New Jersey ("CIC"). Pursuant to a retention letter dated April 4, 1996, CIC will contact all broker and other nominee accounts identified on United's shareholder mailing list in order to facilitate determination of the number of sets of proxy materials such accounts require for purposes of forwarding the same to the beneficial owners. CIC will then assist in the delivery of proxy materials to these accounts for distribution. CIC will also assist in distribution of proxy materials to institutional investors. CIC will follow-up with the brokers, other nominee accounts and institutional investors, requesting return of proxies. United is not retaining CIC to solicit proxies from registered holders or from non-objecting beneficial owners. CIC's fee for the above services is $3,500, plus reasonable disbursements which may include the broker search, printing, postage, courier charges, filing reports, data transmissions and other expenses approved by United.

               OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

   Only shareholders of record at the close of business on April 1, 1996, are entitled to notice of and to vote at the 1996 Annual Meeting. On that date, there were 12,006,301 shares of the common stock of United issued and outstanding, net of treasury shares, which shares were held by approximately 5,181 shareholders.

   Each shareholder is entitled to one vote for each share owned on each matter brought before the 1996 Annual Meeting. In the election of directors, a shareholder of United may cast one vote for each share owned for each nominee. However, every shareholder of United also has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all votes for one candidate or distribute those votes among as many candidates and in such manner as the shareholder desires. Assuming the number of directors is twenty-four (24), as proposed by the current Board of Directors of United, each shareholder of United has the right to cast twenty-four (24) votes in the election of directors for each share of the common stock of United the shareholder held on the record date. IF YOU WISH TO EXERCISE, BY PROXY, YOUR RIGHT TO CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS, YOU MUST PROVIDE A PROXY SHOWING HOW YOUR VOTES ARE TO BE DISTRIBUTED AMONG ONE OR MORE CANDIDATES.

   Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the twenty-four (24) nominees set forth in this Proxy Statement. However, if cumulative voting is invoked by one or more shareholders, the votes represented by other proxies may be cumulated, at the direction of the persons appointed as proxies with the recommendations of the Board of Directors of United, in order to elect to the Board of Directors the maximum number of nominees set forth in this Proxy Statement.

   A majority of the outstanding shares of United will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum for the transaction of business. The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of common stock at a meeting at which a quorum is present. Only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Abstentions and broker non-votes will not be counted toward such nominee's achievement of a plurality and thus have no effect. A broker non-vote generally occurs when a broker who holds shares in street name for a customer does not have the authority to vote on certain matters because its customer has not provided any voting instructions on the matter.

                               TABLE OF CONTENTS


RECENT DEVELOPMENTS                                                      1

PROPOSALS FOR ANNUAL MEETING                                             2
     INTRODUCTION                                                        2

PROPOSAL NO. 1 - ELECTION OF DIRECTORS                                   2
     Nominees for Board of Directors                                     2
     Meetings and Committees of the Board of Directors                   6
     Compensation of Directors                                           6
     Principal Shareholder of United                                     6
     Beneficial Ownership of Securities by Executive Officers            7
     Executive Officers                                                  7

PROPOSAL NO. 2 - INCENTIVE STOCK OPTION PLAN                             9
     Proposal                                                            9
     Purpose of the 1996 Plan                                            9
     Summary of the 1996 Plan                                            9
     Eligibility                                                         9
     Administration                                                      9
     Purchase Price                                                      9
     Term of Option                                                      9
     Vesting and Change in Control                                       9
     Exercise of Options                                                 9
     Order of Exercise                                                  10
     Non-Statutory Stock Options                                        10
     Employment Status of Optionee                                      10
     Nonassignable and Nontransferable Options                          10
     Duration of the 1996 Plan                                          10
     Allocation of Shares                                               10
     Amendment and Discontinuance                                       11
     Recipients of Options                                              11
     Tax Consequences                                                   11

EXECUTIVE COMPENSATION                                                  12
     Board Compensation Committee Report                                12
     Performance Graph                                                  13
     Summary Compensation Table                                         14
     Stock Option Grants Table                                          14
     Stock Option Exercises and Year-End Value Table                    15
     Officer Employment Contracts                                       15
     Change of Control Agreements                                       16
     Employee Benefit Plans                                             16
     Compensation Committee Interlocks and Insider Participation        17
     Transactions with Management and Others                            17

OTHER INFORMATION                                                       18

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                                18

SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING                           18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS                                              19


EXHIBITS

United Bankshares, inc. 1996 Incentive Stock Option Plan...........   Exhibit A
United Bankshares, inc. 1996 Incentive Stock Option
 Plan - Option Agreement...........................................   Exhibit B


AUDITED FINANCIAL STATEMENTS
     See separate report accompanying this proxy statement


FORM 10-K

     A copy of the 1995 Form 10-K Annual Report filed with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934 will be forwarded to shareholders at no charge, upon written request. Shareholders desiring a copy should direct their request to the Secretary, United Bankshares, Inc., United Square, Fifth and Avery Streets, Parkersburg, West Virginia 26102.

          Registrar and
          Transfer Agent:                            Independent Auditors:

          Chemical Mellon Transfer Services, Inc.    Ernst & Young LLP
          P. O. Box 444                              P. O. Box 2906
          Pittsburgh, PA  15230                      Charleston, WV  25330

                              RECENT DEVELOPMENTS


     On March 28, 1996, both United Bankshares, Inc. ("United") and Eagle Bancorp, Inc. ("Eagle), respectively, held a Special Meeting of Shareholders to consider and vote upon the Agreement and Plan of Merger dated August 18, 1995, (the "Merger Agreement") between United and Eagle whereby Eagle would merge with and into United (the "Merger"). The respective shareholders of both United and Eagle overwhelmingly approved the Merger Agreement. No other matters came before either meeting or any adjournment or adjournments thereof.

     At the close of business on April 12, 1996, the Merger of Eagle with and into United became effective in accordance with the terms and conditions of the Merger Agreement. For further details, see Note Q to the Consolidated Financial Statements.

     United is currently in the process of forming three operating subsidiaries of United National Bank ("UNB"), which is United's lead bank. The three operating subsidiaries are being formed in connection with the Merger of Eagle with and into United and the related bank merger of First Empire Federal Savings and Loan Association ("First Empire") with and into UNB. In accordance with the Merger Agreement and the related Bank Merger Agreement, UNB has requested regulatory approval to form and operate United Mortgage Company, Inc., United Home Lending Services, Inc., and United Mortgage Center, Inc. The business of United Mortgage Company, Inc. will be limited to the maintenance and management of intangible assets. United Home Lending Services, Inc. will engage in the business of originating, packaging and selling residential real estate loans. United Mortgage Center, Inc. will have as its business the holding, managing and servicing of UNB's residential real estate mortgage loan portfolio. United anticipates that the operating subsidiaries of UNB will be chartered and will have obtained all necessary regulatory approvals for operations to begin during the second quarter of 1996.

                          PROPOSALS FOR ANNUAL MEETING


                                INTRODUCTION

     These proxy materials are being supplied in conjunction with the 1996 Annual Meeting of Shareholders of United Bankshares, Inc. ("United"). United is a West Virginia corporation registered as a bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. United's wholly-owned banking subsidiaries include UBC Holding Company, Inc. and its wholly-owned subsidiary, United National Bank ("UNB"), and United Bank ("UB"). United also owns all of the stock of United Venture Fund, Inc. ("UVF"), a West Virginia Capital Company.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Nominees for Board of Directors

     The Bylaws of United provide that its Board of Directors shall consist of not fewer than five nor more than thirty-five persons, as may be determined, from time to time, by resolution adopted by the shareholders or by a majority of the Board of Directors. The twenty-four (24) persons listed below have been elected or appointed to serve as directors of United until the 1996 Annual Meeting. The individuals identified below are the nominees for election at the 1996 Annual Meeting to serve until the 1997 Annual Meeting or until their successors are elected and qualified. Each nominee is currently a director and has served continuously to date as a director beginning in the indicated year.

     Beneficial ownership of United's securities by directors as set forth below is as of February 29, 1996.

     Directors have sole voting and investment authority of directly owned shares. The total of directly owned shares also includes stock options granted to executive officers pursuant to incentive stock option plans. For three of the directors who are executive officers, direct ownership includes options to purchase shares as follows: Richard M. Adams, 84,714, shares Douglass H. Adams, 9,066 shares and I. N. Smith, Jr., 12,506 shares. The options to purchase shares included in the direct ownership of all executive officers as a group total 245,554.

     Indirect shares for each individual director include those owned by spouses and immediate family members, shares held in any trust of which a director is a beneficiary, and shares held by a corporation which the director controls. These shares do not include the Trust Shares discussed herein.

     RICHARD M. ADAMS, who is Chairman and Chief Executive Officer of both United and UNB, became a director of United in 1984. Mr. Adams is 49 years old. He owns 235,611 shares of United directly and 91,670 shares indirectly, the total of which represents 2.73 percent of the total outstanding shares of United. Of the 90,861 shares indirectly owned by Mr. Adams, 25,590 shares are in the Stevenson Trust over which he exercises voting power, 35,414 shares owned by the members of his immediate family and 30,666 shares are held in two family trusts over which he exercises voting power but no investment authority.
Messrs. Richard M. Adams and Douglass H. Adams are brothers.

     I. N. SMITH, JR., who is President of United, Vice Chairman of UNB, and former President of UNB, became a director in 1986. Mr. Smith is 63 years old. He owns 16,812 shares of United directly and 220,184 shares indirectly, the total of which represents 1.98 percent of the total outstanding shares of United. Of the 220,184 shares indirectly owned beneficially by Mr. Smith, 14,700 shares are owned by members of his immediate family and 4,000 shares are owned by the mother of Mr. Smith over which he has power of attorney. The following shares owned of record by others may be deemed to be owned by Mr. Smith under the rules and regulations of the Securities and Exchange Commission:
Kanawha City Company 15,000 shares; Kanawha Company 56,000 shares; Roane Land Company 484 shares; Roxalana Land Company 75,000 shares; and West Virginia Coal Land Company 55,000 shares.

     DOUGLASS H. ADAMS, who is Executive Vice-President of United, became a director in 1988. Mr. Adams is 57 years old. He owns 43,438 shares of United directly and 2,551 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. Messrs. Richard M. Adams and Douglass H. Adams are brothers.

     ROBERT G. ASTORG, who is a CPA and Managing Director of IDS Tax & Business Service, Inc., a financial consultant and tax service, became director in 1991. Mr. Astorg is 52 years old. He owns 12,313 shares of United directly and 827 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. Mr. Astorg is a former Partner of Astorg and Altizer, CPAs.

     THOMAS J. BLAIR, III, who is President and Chief Executive Officer of Kelley, Gidley, Blair & Wolfe, Inc., former Chairman of the Board of UNB-Central, Heritage and Weston National, became a director in 1988. Mr. Blair is 62 years old. He owns 135,860 shares of United directly and 7,100 shares indirectly, the total of which represents 1.19 percent of the total outstanding shares of United. Mr. Blair is a former president of the McDowell County Water Company.

     HARRY L. BUCH, who is an Attorney at Law, and Partner with Bailey, Riley, Buch & Harman, became a director in 1990. Mr. Buch is 65 years old. He owns 6,063 shares of United directly which represents less than one percent of the total outstanding shares of United. Mr. Buch is a former Partner with Gompers, Buch, McCarthy & McLure.

     R. TERRY BUTCHER, who is an Attorney at Law, and Partner with Butcher & Butcher, became a director in 1988. Mr. Butcher is 48 years old. He owns 23,500 shares of United directly and 500 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United.

     JOHN W. DUDLEY, who is President of J. W. Dudley Sons & Company, a retail business, became a director in 1986. Mr Dudley is 49 years old. He owns 8,703 shares of United directly which represents less than one percent of the total outstanding shares of United.

     H. SMOOT FAHLGREN, who is Chairman and former Chief Executive Officer of Fahlgren, Inc., became a director in 1984. Mr. Fahlgren is 65 years old. He owns 135,974 shares of United directly which represents 1.13 percent of the total outstanding shares of United. Mr. Fahlgren is Mr. Graff's father-in-law.

     THEODORE J. GEORGELAS, who is Chairman of the Board of United Bank, and President of Georgelas and Sons, Inc., a commercial real estate development company, became a director in 1990. Mr. Georgelas is 49 years old. He directly owns 49,666 shares of United which represents less than one percent of the total outstanding shares of United.

     C. E. GOODWIN, who is an Attorney at Law and Counsel with Goodwin & Goodwin, became a director in 1985. Mr. Goodwin is 85 years old. He owns 15,620 shares of United directly and 1,272 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United.

     F.T. GRAFF, JR., who is a practicing attorney and partner of Bowles Rice McDavid Graff and Love, became a director of United in 1984. Mr. Graff is 56 years old. He owns 2,000 shares of United directly and 6,000 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. The indirectly owned shares are held by a bank in a trustee account for Mr. Graff over which he exercises voting and dispositive power. Mr. Graff is Mr. Fahlgren's son-in-law.

     ANDREW J. HOUVOURAS, who is President of A&L Industries, an investment company, became a director of United in 1985. Mr. Houvouras is 76 years old. He owns 439 shares of United directly and 27,745 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. The indirect shares are owned by a company in which Mr. Houvouras is a partner.

     RUSSELL L. ISAACS, who is the owner of Russell L. Isaacs and Company, a consulting firm, became a director of United in 1984. Mr. Isaacs is 63 years old. He owns 20,958 shares of United directly which represents less than one percent of the total outstanding shares of United.

     ROBERT P. MCLEAN, who is the President of Stanaford Acres, Inc. and Vice-President of Sigmund-McLean, Inc. became a director of United in 1992. Mr. McLean is 65 years old. He owns 4,633 shares of United directly and 1,399 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United.

     G. OGDEN NUTTING, who is the former Chairman of the Board of UNB-N and President of The Ogden Newspapers, Inc., became a director of United in 1986. Mr. Nutting is 60 years old. He owns 326,328 shares of United indirectly which represents 2.72 percent of the total outstanding shares of United. The voting and investment authority for the indirectly owned shares of Mr. Nutting are as follows: he has beneficial ownership, through shared investment or voting authority of 326,328 shares consisting of 20,952 shares held by Mr. Nutting as co-trustee, and 277,376 shares registered in the name of The Ogden Newspapers, Inc. of which Mr. Nutting is President. He is also a settlor and sole beneficiary of a trust which contains 28,000 shares.

     WILLIAM C. PITT, III, who is a hotel and resort developer, became a director of United in 1987. Mr. Pitt is 51 years old. He owns 5,000 shares of United directly which represents less than one percent of the total outstanding shares of United.

     CHARLES E. STEALEY, who is a private consultant and former Assistant Vice President and Director of Administration of Olsten Corporation, became a director of United in 1986. Mr. Stealey is 55 years old. He owns 30,668 shares of United directly and 48,362 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. Mr. Stealey's mother holds 7,354 of the indirect shares over which Mr. Stealey has power of attorney and the other 41,008 indirect shares are held in a trustee account for Mr. Stealey over which he exercises voting and investment authority.

     J. CHRISTOPHER THOMAS, who is an executive Vice President of United, President and Chief Executive Officer of United Mortgage Company, Inc. and former Director, President and Chief Operating Officer of Eagle Bancorp, Inc., became a director of United on April 12, 1996, as a result of the merger of United and Eagle. Mr. Thomas is 46 years old. He owns 172,500 shares of United directly and 13,774 shares indirectly, the total of which represents 1.23% of the total shares outstanding of United. The 13,774 shares owned indirectly are held in an ESOP account allocated to Mr. Thomas.

     WARREN A. THORNHILL, III, who is an Attorney at Law, former Chairman of the Board of Summit Holding Corporation and Raleigh County National Bank and UNB-S, became a director of United in 1992. Mr. Thornhill is 67 years old. He owns 131,997 shares of United directly and 92,730 shares indirectly, the total of which represents 1.87 percent of the total shares outstanding of United. Mr. Thornhill's indirectly owned shares are owned by the members of his immediate family.

     WILLIAM W. WAGNER, who is an executive Vice President of United, Chairman of the Board of United Mortgage Company, Inc. and former Chairman of the Board and Chief Executive Officer of Eagle Bancorp, Inc., became a director of United on April 12, 1996, as a result of the merger of United and Eagle. Mr. Wagner is 63 years old. He owns 146,855 shares of United directly and 102,274 shares indirectly, the total of which represents 1.64% of the total shares outstanding of United. Of the 102,274 shares indirectly owned by Mr. Wagner, 88,550 shares are held jointly with Mr. Wagner's wife and 13,774 shares are held in an ESOP account allocated to Mr. Wagner.

     HAROLD L. WILKES, who is President of Little General Stores, Inc., a convenience store chain, became a director of United in 1993. Mr. Wilkes is 55 years old. He directly owns 1,977 shares of United which represents less than one percent of the total outstanding shares of United.

     PAUL C. WINTER, JR., President of Bray & Oakley Insurance Agency and former Director of Eagle Bancorp, Inc., became a director of United on April 12, 1996, as a result of the merger of United and Eagle. Mr. Winter is 48 years old. He owns 126,347 shares of United directly and 59,515 shares indirectly , the total of which represents 1.23% of the total shares outstanding of United. Of the 59,5151 shares indirectly owned by Mr. Winter, 41,115 shares are held in trusts for Mr. Winter's mother and children for which Mr. Winter acts as executor and 18,400 shares are held by a company which Mr. Winter serves as President.

     JAMES W. WORD, JR., who is President of Beckley Loan Company and Vice-President of Beckley Loan and Industrial Corporation became a director of United in 1992. He is 71 years old. He owns 33,680 shares of United directly and 26,337 shares indirectly, the total of which represents less than one percent of the total outstanding shares of United. Mr. Word's indirectly owned shares are owned by the members of his immediate family.

     Pursuant to the Merger Agreement, dated August 18, 1995, between United and Eagle Bancorp, Inc., United agreed to take such action as was necessary to cause
J. Christopher Thomas, William W. Wagner and Paul C. Winter, Jr. to be elected directors of United upon consummation of the Merger, for a term which expires at the 1996 Annual Meeting of the Shareholders. In addition, United agreed to include such persons as nominees for election as directors of United at the 1996 Annual Meeting of Shareholders.

     All directors and executive officers of United as a group, 28 persons, own 1,182,119 shares of United directly and 1,771,161 shares indirectly, the total of which represents 24.58 percent of the total shares outstanding for United. Included in indirectly owned shares is 910,895 shares of United common stock held by UNB's Trust Department serving in a fiduciary or agency capacity (the "Trust Shares"). The voting and investment authority for the Trust Shares held by the Trust Department is exercised by UNB's Board of Directors. The members of UNB's Board of Directors who are also directors or executive officers of United are: Richard M. Adams, I. N. Smith, Jr., and Gary L. Ellis.

     Effective November 29, 1995, Joseph N. Gompers resigned from the Board of Directors with no disagreements with management. Leonard A. Harvey and Thomas McPherson have chosen not to stand for re-election for the 1996 Annual Meeting. It is anticipated that Mr. Harvey will be named Director Emeritus.

     Other nominations may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section, in full, is set forth below:

          Section 5. Nomination of Directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.

     If any nominee set forth above is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those nominees set forth above and, if they deem it advisable, for a substitute nominee named by the Board of Directors of United.

     It is the intention of the persons named in the accompanying proxy, unless the proxy specifies otherwise (or except under the circumstances involving cumulative voting in the election of directors described above), to vote "FOR" the resolution to elect the twenty-four (24) nominees to serve as directors of United until the 1997 Annual Meeting of shareholders and until their successors are elected and qualified.

Meetings and Committees of the Board of Directors

     The Board of Directors of United met four times during 1995. The Board reviews management reports and general corporate policy. During the calendar year ended December 31, 1995, each director of United attended more than 75% of the total number of meetings of the Board and Board Committees on which he or she served during the period he or she served as a director, except for Harry L. Buch, John W. Dudley, Joseph N. Gompers and Andrew J. Houvouras.

     The Board has three standing committees--the Executive, Audit, and Compensation Committees. The Audit Committee met four times in 1995 to review the quarterly reports of internal audit, all reports of external auditors, and all reports of examination by federal and state bank regulatory authorities. This committee consisted of: Robert G. Astorg, Chairman, R. Terry Butcher, C.
E. Goodwin, and James W. Word, Jr.

     The Executive Committee met five times during 1995. The Executive Committee may exercise the power of the Board of Directors between meetings of the full Board of Directors or upon the call of the Chairman, as directed by the Board and consistent with the provisions of West Virginia corporate law and United's articles of incorporation and bylaws. During 1995, the committee consisted of Richard M. Adams, Chairman, I. N. Smith, Jr., Thomas J. Blair, III, Harry L. Buch, H. Smoot Fahlgren, Theodore J. Georgelas, Leonard A. Harvey, Russell L. Isaacs, G. Ogden Nutting, William C. Pitt, III, Warren A. Thornhill, III and F. T. Graff, Jr., who also serves as secretary for the Executive Committee.

     The Compensation Committee met one time during 1995. The Compensation Committee makes recommendations regarding officer compensation and budgetary matters to the Board of Directors. The committee consisted of the same members as served on the Executive Committee except for Messrs. R. Adams and Smith. Mr. Isaacs is chairman of the Compensation Committee.

Compensation of Directors

     Directors other than Executive Officers of United receive a retainer of $550 per month without regard to meeting attendance. In addition, each outside director receives a fee of $550 for each United Board Committee meeting attended
except for Mr. Isaacs.   Mr. Isaacs, as chairman of the Compensation Committee,
receives $550 for each committee meeting attended, plus an additional retainer payment of $550 per quarter. Mr. Astorg, as chairman of the Audit Committee, receives an additional retainer payment of $550 per month without regard to committee meeting attendance.

     United utilizes an aircraft owned by Mr. Fahlgren, a member of United's Board of Directors. During 1995, Mr. Fahlgren received $20,995 in compensation for these services.


Principal Shareholder of United

     The following table lists each shareholder of United who is the beneficial owner of more than 5% of United's common stock, the only class of stock outstanding, as of February 29, 1996.


                                                                Amount and Nature of   Percent of
Title of Class   Name and Address of Beneficial Owner           Beneficial Ownership     Class
- - --------------   ------------------------------------           --------------------   ----------
Common Stock     United National Bank Trust Department (1)             910,895            7.59%
                 514 Market Street  Parkersburg WV  26101
                 (855,997 shares or 7.14% are registered under
                 the nominee name of Bank of New York)

     (1) UNB is a wholly-owned subsidiary of United and its Trust Department holds in fiduciary or agency capacity 910,895 shares of United's stock. The voting and investment authority for the shares held by the Trust Department is exercised by UNB's Board of Directors.

Beneficial Ownership of Securities by Executive Officers

     The following table sets forth certain information regarding the named executives beneficial ownership of common stock of United as of February 29, 1996:

                                                      Shares of Common
                                                     Stock of the Company
                                                      Beneficially Owned
                                          ----------------------------------------
Title of Class         Name of Officer         Number (1)        Percent of Class
- - -------------------  -------------------  ---------------------  -----------------
     Common Stock    Richard M. Adams             327,281               2.73%
     Common Stock    I.N. Smith, Jr.              236,996               1.98%
     Common Stock    Gary L. Ellis                 26,836               0.22%
     Common Stock    Steven E. Wilson              41,782               0.35%
     Common Stock    Thomas A. McPherson           68,756               0.57%


     (1) The amounts shown represent the total shares owned directly by such named executive officers together with shares which are owned indirectly. The indirect shares include shares which are issuable upon the exercise of all stock options currently exercisable and those shares owned by spouses and immediate family members, shares held in trust in which the executive is a beneficiary, and shares held by a corporation which the executive controls.


Executive Officers
- - ------------------

     Set forth below are the executive officers of United and relations that exist with affiliates and others for the past five years.

                                                                    Principal Occupation and
                                                                    Banking Experience During
      Name                Age            Present Position           The Last Five Years
     ----                 ---            ----------------           -------------------------

Richard M. Adams           49            Chairman of the             Chairman of the Board and
                                         Board & Chief               Chief Executive Officer-
                                         Executive Officer-          United; Chairman of the
                                         United; Chairman            Board, and Chief
                                         of the Board &              Executive Officer-UNB
                                         Chief Executive
                                         Officer - UNB

I.N. Smith, Jr.            63            President-United;           President-United (1991
                                         Vice-Chairman -             to present); President-
                                         UNB, Director -             UNB (1990 to October
                                         United and UNB              1991); Vice-Chairman-UNB
                                                                     (November 1991 to present)

Douglass H. Adams          57            Executive Vice-             Executive Vice-President,
                                         President -                 United (1991 to present);
                                         United; Director-           President-Vienna Office of
                                         United; Executive           United National Bank (1991
                                         Vice-President - UNB        to present)

                                                              Principal Occupation and
                                                              Banking Experience During
     Name                   Age          Present Position     The Last Five Years
     ----                   ---          ----------------     -------------------------
Gary L. Ellis                54          Executive Vice-      Executive Vice-President
                                         President-           United (1991 to present);
                                         United; Director     President-UNB (November
                                         and President -      1991 to present); President
                                         UNB                  Charleston Office, UNB
                                                              (1990 to October 1991);
                                                              Executive Vice-President - UNB
                                                              (1990 to October 1991)
                                                              Chief Operating Officer -
                                                              UNB (1990 to October 1991)

James B. Hayhurst            49          Executive Vice-      Executive Vice-President
                                         President -          -United (1991 to present);
                                         United; Executive    Executive Vice-President-
                                         Vice-President-      UNB (1991 to present);
                                         UNB                  President-UNB Parkersburg
                                                              Offices (1991 to present)

Thomas A. McPherson          59          Executive Vice-      Executive Vice-President-
                                         President - United;  United (1991 to present);
                                         Director-United;     President and CEO - UNB-C
                                         Executive Vice-      (1990 to December 1992)
                                         President - UNB

Joseph Wm. Sowards           45          Executive Vice-      Executive Vice President and
                                         President and        Secretary-United (1991 to
                                         Secretary - United;  present); Executive Vice-
                                         Executive Vice-      President-UNB (1991 to present)
                                         President - UNB

Joe L. Wilson                47          Executive Vice-      Executive Vice-President-United
                                         President-United     (1991 to present); President-
                                         Executive Vice-      UNB-N (1990 to December 1992)
                                         President - UNB

Steven E. Wilson             47          Executive Vice-      Executive Vice-President and
                                         President, Chief     Chief Financial Officer-United
                                         Financial Officer,   (1991 to present); Treasurer-
                                         and Treasurer-       United (1991 to present);
                                         United; Executive    Executive Vice President
                                         Vice-President,      and Chief Financial Officer-
                                         Chief Financial      UNB (1991 to present)
                                         Officer, Treasurer
                                         and Secretary - UNB


PROPOSAL NO. 2 - INCENTIVE STOCK OPTION PLAN

     At its August, 1995, regular meeting, the Board of Directors of United approved the adoption a 1996 Incentive Stock Option Plan ("1996 Plan") and directed that the plan be submitted to shareholders for approval.

Purpose of the 1996 Plan
- - ------------------------

     The United Board believes that it is in the best interest of United and its shareholders to attract and retain qualified and motivated management and that the 1996 Plan will help United achieve this goal. The 1996 Plan proposed by the Board of Directors is intended to qualify as an incentive stock option plan under Section 422A of the Internal Revenue Code and that participants will benefit from the resulting tax consequences, as discussed below. Both Section 422A of the Internal Revenue Code and West Virginia Code (S) 31-1-84 require shareholder approval of the 1996 Plan.

Summary of the 1996 Plan
- - ------------------------

     This section of the proxy materials contains a summary of key terms of the 1996 Plan. The complete 1996 Plan is attached hereto as Exhibit A to these proxy materials and shareholders should review the complete text.

Eligibility
- - -----------

     Officers of United and its subsidiaries owning less than 10% of United's issued and outstanding stock will be eligible to receive grants under the 1996 Plan as designated by the Executive Committee. As of April 1, 1996, the estimated number of potentially eligible recipients was approximately sixty.

Administration
- - --------------

     The 1996 Plan shall be administered by the Executive Committee of the Board of Directors (Executive Committee) of United. The Executive Committee shall have full power to construe and interpret the 1996 Plan and promulgate such regulations with respect to the 1996 Plan as it may deem desirable in accordance
with applicable law.   The terms and conditions of each option may vary from
eligible employee to eligible employee.

Purchase Price:
- - --------------

     The purchase price of all stock subject to option shall not be less than 100% of the fair market value of United stock on the date the option is granted. As of April 1, 1996, the market value of United's common stock, as quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") under the trading symbol UBSI, was $29.25 per common share.

Term of Option:
- - ---------------

     No option shall be granted for a term of more than ten (10) years from the date the option is granted.

Vesting and Change in Control:
- - ------------------------------

     Subject to certain change in control provisions, recipients of options will be permitted to exercise option grants in accordance with the following vesting schedule: 50% of option shares one year from the grant date, 75% of option shares two years from the grant date and 100% of option shares three years from the grant date. Notwithstanding the vesting schedule, in the event of a change in control, the recipient may exercise all options previously granted. Change in control is defined in the Plan, See Exhibit A.

Exercise of Options:
- - --------------------

     Each option granted will be exercisable in accordance with its terms, provided that no option will be exercisable more than ten years after the date it is granted.

     An exercise of an option shall be made in written notice to United of the election and of the number of shares to be purchased. Such notice shall be accompanied by full payment for shares acquired at the time that an option, or any part thereof, is exercised. The rights of a record holder of stock with respect to such shares will not accrue until a certificate for the shares is issued.

Order of Exercise:
- - ------------------

     Any vested option granted pursuant to the 1996 Plan may be exercised in any order, at the discretion of the optionee.

Non-Statutory Stock Options:
- - ----------------------------

     The Plan gives United the opportunity to grant non-statutory stock options (options that do qualify as an incentive stock option plan under Section 422A of the Internal Revenue Code) with a portion of the allocated shares available for stock option grants. Such options, when granted, shall expressly state that the options are non-statutory options.

Employment Status of Optionee:
- - ------------------------------

     Except as provided with respect to disability and death, each option, to the extent it shall not have been exercised, shall terminate upon three (3) months after the termination of employment of the optionee. In the event termination of employment is the result of the permanent and total disability, shall terminate one (1) year after the termination of employment of the optionee. This limitation is waived entirely for exercises by estates or by persons receiving options because of the death of the optionee. Provided, however, that nothing shall operate to extend the term of the option beyond the term stated in the agreement granting the option. If any unexercised option terminates for any reason, the shares covered thereby may be granted to other eligible employees.

Nonassignable and Nontransferable Options:
- - ------------------------------------------

     Each option, and all rights thereunder, shall be nonassignable and nontransferable other than by will or the laws of descent and distribution.
With the exception for disability, during and optionee's lifetime, an option may only be exercised by the optionee. If an optionee suffers total and permanent disability, an option may be exercised by the optionee, if capable, or by the optionee's committee, guardian, attorney-at-law or other authorized person or entity. After the death of an optionee, an option may be exercised by his or her personal representative, devisee or heir, as the case may be.

Duration of the 1996 Plan:
- - -------------------------

     Options may be granted under the 1996 Plan for five (5) years commencing January 1, 1996, but shall be rendered ineffective unless approved by the shareholders owning a majority of the stock of the Company within twelve (12) months after it is adopted by the Board of Directors. The 1996 Plan shall terminate as of the close of business on December 31, 2000, unless sooner terminated by the Board

Allocation of Shares:
- - --------------------

     A total of 600,000 shares of United's common stock, $2.50 par value, (from
(i) treasury shares or (ii) authorized, but unissued shares) will be allocated for the 1996 Plan. Each Plan year, 120,000 options will be considered for award to eligible employees; however, not all of the 120,000 options are required to be awarded in that Plan year. Any ungranted options from the prior year(s) will be added to the current year's options for the Executive Committee's consideration for granting the options. The total number of options that may be granted in any one year, with the exception of the first year whereby 120,000 will be considered for award, is the current year's allocation plus the cumulative total of all ungranted and terminated options of all prior years under the 1996 Plan. All shares available under the 1996 Plan are subject to adjustments that must be made by the Executive Committee for a merger, recapitalization, stock dividend, stock split or other similar change affecting the number of outstanding shares of common stock of United. Unpurchased shares subject to an option that lapses or terminates will be available for further option grants under the Plan.

Amendment and Discontinuance:
- - ----------------------------

     The Board of Directors may at any time amend or discontinue the 1996 Plan, provided that the Board of Directors may not, without the approval of the shareholders, amend or alter the 1996 Plan to increase the maximum number of shares as to which options may be granted under the 1996 Plan or change the class of eligible employees. Amendments may not alter the outstanding options without the consent of the optionee.

Recipients of Options:
- - ---------------------

     The persons to whom the options will be granted under the 1996 Plan will be key officers of United and its subsidiaries owning less than 10% of United's issued and outstanding stock.

Tax Consequences:
- - ----------------

     Counsel for United has advised that, under the present Internal Revenue Code, all options granted under the 1996 Plan will be incentive stock options unless United elects to grant non-statutory stock options which do not meet all of the Plan criteria. No taxable income will result to the optionee, and no deduction will be available to United, at the times of grant or exercise of such options. The amount by which the fair market value of the stock at the time of exercise exceeds the option price is, however, an item of tax preference for purposes of computing the alternative minimum tax. Upon sale of the stock acquired by exercise of the option, the employee will have gain equal to the excess of the amount realized over the amount paid for the stock, provided that (1) the employee does not dispose of the stock for at least two years from the date the option was granted, and (2) the employee does not dispose of the stock for at least one year after the option is exercised. If the holding period requirements are not met, any gain from the disposition of the stock will be taxable as ordinary income to the employee, and United will be allowed to deduct a corresponding amount as a business deduction.

     Options granted under the 1996 Plan which are non-statutory may be taxed to the optionee, depending on the provisions of such options, when granted, exercised, disposed of or when any restrictions placed thereon lapse. United will be treated as having paid compensation to the employee and may deduct the same at the time at which and in the same amount in which the employee is considered to have realized compensation.



     It is the intention of the persons named in the accompanying proxy, unless the proxy specifies otherwise, to vote "FOR" the 1996 Incentive Stock Option Plan.

                             EXECUTIVE COMPENSATION


Board Compensation Committee Report

     The Compensation Committee is responsible for administration of United Bankshares, Inc.'s (United's) Executive Compensation programs. This includes recommendations related to base salary, short term incentives and long term stock option incentives for all Executive Officers of the Company.

     The Compensation Committee's Executive Compensation policies, developed based on competitive information, are designed to provide competitive levels of compensation that integrate pay with United's annual and long term performance goals and assist in attracting and retaining qualified executives.

     Periodically the Committee retains the services of nationally recognized compensation consulting firms to do an extensive review of the compensation program for all Executive Officers.

     William M. Mercer, Inc. reported to the Committee that the total compensation plan for Executive Officers was reasonable and competitive in view of the company's performance and the contribution of those officers to that performance.

     Executive Officers are paid base salaries determined by the value of their position compared to published survey data, information gathered on competing banks of similar size and the officer's individual performance level.

     The short term Incentive Plan stresses reward for achievement of performance goals set each year. Each Executive Officer participates in a pool of funds set aside for this purpose. Participation level is based on a rating system tied to accomplishment of assigned goals as well as a specific formula which relates the incentive award to a percentage of salary range midpoint. Company performance must exceed peer performance to activate compensation incentives.

     The United management team should share the same goals as its shareholders. Toward this end, the long term Incentive Stock Option Plan is designed to provide an ownership opportunity to key management personnel. Stock ownership provides an ever important stockholder perspective necessary for successful management of the company. Awards are based on industry guidelines which relate base compensation to stock price. Grant calculations are tested for reasonableness against competitive industry data, keeping in mind cumulative ownership targets.

     Mercer reported that stock option grants to Executive Officers have generally been conservative when compared to general industry and practices for major regional banking organizations. The most recent share allocations as a percentage of outstanding shares have been consistent with competitive practices in the banking industry.

     Peer group performance analysis is a continual process at United. Data provided by the Federal Reserve Bank Holding Company Performance Report is analyzed quarterly. Proxy data on an appropriate group of individual financial institutions is used to evaluate operating performance and profitability. United consistently performs well compared to peer.

     Base pay for Richard Adams, Chief Executive Officer was determined to be slightly below the median when compared to published compensation surveys from Watson Wyatt Data Services and the Ben Cole Financial Incorporated.

     Mr. Adams is awarded a pro-rata share of the established short term incentive pool based on his performance rating assigned by the Committee. The Mercer report concluded that total cash compensation for the position of CEO is appropriate in view of performance levels attained for companies of similar size.

     Stock option shares granted to Mr. Adams were determined to be competitive when compared by Mercer to the grant practices of a broad spectrum of banking organizations.

     Adams at age 49 has served the company for 27 years; 21 of those years he has been responsible for motivating and building the organization.

     United's stock price over the past 21 years of the current administration has moved from $3.00 per share to a high of $31.00 per share for an average annualized increase of 44%. The stock chart below shows how United's stock price has performed compared to two index groups. The five year chart shows United with price growth which has generally out performed both index groups.

     Dividends have increased from $.11 cents per share to $1.17 cents per share or at a 46% average annualized rate. United's pay for performance compensation program emphasizing written performance objectives has been a major contributor to our ability to consistently enhance long-term shareholder value.

     No member of the Committee is a former or current officer or employee of United.

                             COMPENSATION COMMITTEE
                             ----------------------

Thomas J. Blair, III     Warren A. Thornhill, III   Harry L. Buch
Russell L. Isaacs        H. Smoot Fahlgren          G. Ogden Nutting
Theodore J. Georgelas    William C. Pitt, III       F. T. Graff, Jr.
Leonard A. Harvey


                               PERFORMANCE GRAPH

     The following graph compares United's cumulative total shareholder return on its common stock for the five year period ending December 31, 1995, with the cumulative total return of the Standard and Poor's Midcap 400 Index and with the NASDAQ OTC Bank Index. There is no assurance that United's common stock performance will continue in the future with the same or similar trends as depicted in the graph. The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent United specifically incorporates this graph by reference, and shall not otherwise be filed under such Acts.

                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN

AMONG UNITED BANK SHARES, NASDAQ QTC BANK INDEX AND S&P MID-CAP INDEX

Measurement period               UNITED    NASDAQ QTC   S&P MID-CAP
(Fiscal year Covered)          BANKSHARES  BANK INDEX      INDEX

Measurement PT_
12/31/90                        $100.00     $100.00      $100.00

FYE 12/31/91                    $139.99     $144.58      $149.76
FYE 12/31/92                    $216.94     $199.40      $147.10
FYE 12/31/93                    $296.15     $249.42      $164.34
FYE 12/31/94                    $282.47     $271.08      $163.80
FYE 12/31/95                    $359.07     $396.93      $214.72

                           SUMMARY COMPENSATION TABLE

     The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company's chief executive officer and each of the Company's other four most highly compensated executive officers during the last three fiscal years.

                                                                                           Long-term
                                                                 Annual Compensation (3)   Compensation
                                                                 -----------------------   ------------
                                                                                              Stock       All Other
          Name and Principal Position                             Year   Salary    Bonus    Options(#)  Compensation
 -----------------------------------------------------            ----  --------  --------  ----------  ------------
Richard M. Adams              Chairman of the Board                1995  $313,500  $147,000     12,714    $35,664  (2)
                             & Chief Executive Officer             1994   290,413   130,000     14,500     28,756
                                                                   1993   257,948    80,000     10,500     25,320

I. N. Smith, Jr.              President                            1995   145,109    12,375      3,506      5,951  (1)
                                                                   1994   145,109    15,900      3,000      4,052
                                                                   1993   145,109    15,000      5,000      4,046

Gary L. Ellis                 Executive Vice President             1995   150,013    33,750      6,028      7,359  (1)
                                                                   1994   144,672    45,000      5,000      4,749
                                                                   1993   137,493    30,000      5,000      3,554

Steven E. Wilson              Executive Vice President             1995   136,250    42,000      6,028      7,130  (1)
                              Chief Financial Officer              1994   122,542    36,000      5,500      3,794
                              & Treasurer                          1993   113,540    25,000      4,000      2,783

Thomas A. McPherson           Executive Vice President             1995   124,500    30,000      4,120      5,682  (1)
                                                                   1994   120,000    25,000      4,700      3,482
                                                                   1993   120,000    15,000      3,500      3,368

(1) All reported amounts indicate annual amounts accrued under the Company's 401(K) Plan.
(2)   Included are $9,240 representing the Company's matching contribution to
      the Company's 401(K) Plan           and $26,424 accrued under a
      supplemental executive retirement plan.

(3) The aggregate value of all perquisites and other personal benefits did not exceed either $50,000 or 10% of the total annual salary and bonus reported for the named executive officers; therefore, no disclosure has been made for all other annual compensation.

STOCK OPTION GRANTS TABLE

     The following table sets forth information concerning individual grants of options to purchase the Company's Common Stock made to the named executives in 1995.


                                            Stock Option Grants in Last Fiscal Year
                                  ---------------------------------------------------------------------------------------
                                                                                        Potential Realizable Value
                                                                                          at Assumed Annual Rates
                                                                                         of Stock Price Appreciation
                                                   Individual Grants                           for Option Term
                         -------------------------------------------------------------  ----------------------------
                          Number of
                         Securities         % of Total
                         Underlying      Options Granted to   Exercise or
                          Options        All Employees in     Base Price    Expiration
    Name                 Granted (#)       Fiscal Year          ($/Share)      Date          5% ($)       10% ($)
- - ----------------------  ---------------  -------------------  -----------   ----------     -------        -------
Richard M. Adams           12,714 (1)          12.71%            30.00      11/27/2005     239,871        607,884
I. N. Smith, Jr.            3,506 (1)           3.51%            30.00      11/27/2005      66,147        167,630
Gary L. Ellis               6,028 (1)           6.03%            30.00      11/27/2005     113,728        288,212
Steven E. Wilson            6,028 (1)           6.03%            30.00      11/27/2005     113,728        288,212
Thomas A. McPherson         4,120 (1)           4.12%            30.00      11/27/2005      77,731        196,986

(1) Granted under the 1991 Incentive Stock Option Plan. The option exercise price is the market value of United's stock at the date the option was granted. All options granted under this plan are exercisable in accordance with a three year vesting schedule: 50% after the first year; 75% after the second year and 100% after three years.

                STOCK OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth certain information regarding individual exercises of stock options during 1995 by each of the named executives.

                                 Aggregate Stock Option Exercises in Last Fiscal Year and FY-End Stock Option Value
                                 -----------------------------------------------------------------------------------
                                                                   Number of Unexercised           Value of Unexercised In-the-
                                                               Stock Options's at FY-End (#)     Money Stock Options's at FY-End ($)
                                                              -------------------------------    -----------------------------------

                                Shares Acquired     Value              Exercisable/                       Exercisable/
Name                            on Exercise (#)    Realized            Unexercisable                     Unexercisable
- - ------------------              ---------------    --------           ---------------                  ----------------
Richard M. Adams                     7,500         $125,625            62,250/22,464                   $742,188/$50,938
I. N. Smith, Jr.                     5,250         $ 71,438             6,750/  5,756                  $ 42,938/$11,063
Gary L. Ellis                        6,000         $ 79,500            20,250/  9,778                  $212,563/$18,438
Steven E. Wilson                     6,500         $ 69,750            12,250/  9,778                  $100,063/$19,438
Thomas A. McPherson                     -             -                12,975/  7,345                  $129,344/$16,656


Officer Employment Contracts

     Richard M. Adams, Chairman and Chief Executive Officer of United and UNB entered into an employment contract with United effective April 11, 1986. This contract was amended in 1989, again in January and November 1991, in April 1992 and again in November 1993. This most recent amendment initiated a new rolling five year term contract that is annually extended. Under the contract Mr. Adams is required to devote his full-time energies to performing his duties as Chairman and CEO on behalf of United and UNB. In November 1995, the Board extended Mr. Adam's contract to initiate a new five year term expiring on March 31, 2000. The contract provides for a base compensation of $350,000 and additional benefits consistent with the office. This base compensation may be increased but not decreased. If the contract is terminated by Mr. Adams for change in control, or for any reason other than mutual consent or criminal misconduct, Mr. Adams, or his family or estate, is entitled to his base salary for the remainder of the contract term.

     On July 27, 1990, United also entered into a Supplemental Retirement Plan with Mr. Adams. This plan provides for an annual supplemental retirement benefit upon his reaching age 65 or upon the later termination of his employment with United. The annual benefit will be equal to seventy percent of the average of Mr. Adams' three highest base salaries during his employment with United, reduced by benefits. The plan also provides for reduced benefits for early retirement after age 62 as well as payments to his spouse in the event of his death.

     United and UNB entered into an employment agreement with I. N. Smith, Jr., President of United and Vice-Chairman of UNB, on December 17, 1985. The term of the agreement extends until Mr. Smith reaches the age of 75. Until Mr. Smith becomes 65, he will be employed full-time by United as an executive officer and will receive an annual salary of no less than $115,000. Upon reaching the age of 65 and until he reaches the age of 75, Mr. Smith shall render such consulting and advisory services as United may request, and shall receive for such services an annual fee of $36,000 from age 65 until he reaches age 70, and $30,000 thereafter. The agreement also contains provisions which address the issues of disability, early retirement and the death of Mr. Smith. All of these events result in a reduction of payments to Mr. Smith. In addition, until Mr. Smith reaches age 65, he has agreed to serve as a director of United and UNB, and United has agreed to use its best efforts to nominate and elect him.

     Ohio Valley National Bank, (now a part of UNB as a result of its merger with United) entered into a Salary Contribution Agreement with Douglass H. Adams, Executive Vice President of United, on June 13, 1985. This agreement provides at age 65 for an annual supplemental retirement equal to $30,000 for life or fifteen years certain. This future liability is being funded with life insurance. Provision is made for an early retirement benefit beginning at age 60 at a reduced percentage of the normal benefit. The agreement also provides for payment to beneficiaries in the event of his death.

Change of Control Agreements

     In March of 1994, United entered into agreements with Gary L. Ellis, Steven
E. Wilson, Thomas A. McPherson, James B. Hayhurst, Jr. and Joe L. Wilson to encourage those executive officers not to terminate their employment with United because of the possibility that United might be acquired by another entity. The Board of Directors determined that such an arrangement was appropriate, especially in view of the recent entry of large regional bank holding companies into West Virginia. The agreements were not undertaken in the belief that a change of control of United was imminent.

     Generally, the agreements provide severance compensation to those officers if their employment should end under certain specified conditions after a change of control of United. Compensation is paid upon any involuntary termination following a change of control unless the officer is terminated for cause. In addition, compensation will be paid after a change of control if the officer voluntarily terminates employment because of a decrease in the total amount of the officer's base salary below the level in effect on the date of consummation of the change of control, without the officer's consent; a material reduction in the importance of the officer's job responsibilities without the officer's consent; geographical relocation of the officer without consent to an office more than fifty (50) miles from the officer's location at the time of a change of control; failure by United to obtain assumption of the contract by its successor or any termination of employment within thirty-six (36) months after consummation of a change of control which is effected for any reason other than good cause.

     Under the agreements, a change of control is deemed to occur in the event of a change of ownership of United which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the "Exchange Act")) of direct or indirect "beneficial ownership" (as defined by Rule 13d-3 under the Exchange
Act) of twenty-five percent (25%) or more of the combined voting power of United's then outstanding securities, or the failure during any period of two
(2) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period.

     Under the agreements, severance benefits include: (a) cash payment equal to the officers monthly base salary in effect on either (i) the date of termination; (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change of control; (b) payment of cash incentive award, if any, under United's Incentive Plan; (c) continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for a period of thirty-six (36) months following the date of termination.

     The agreements do not effect the right of United to terminate the officer, or change the salary or benefits of the officer, with or without good cause, prior to any change of control; provided, however, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the agreement and will entitle the officer to the benefits under the agreement, absent clear and convincing evidence to the contrary.

Employee Benefit Plans

     No directors or principal shareholders of United and its subsidiaries, other than those persons who are salaried officers, participate in any type of benefit plan of United.

     United's subsidiaries provide, on a substantially non-contributory basis for all full-time employees, life, disability, hospital and dental insurance. Life insurance with value of 250% of base salary is provided to all full-time employees, including executive officers. The premiums paid by United for life insurance on any individual which has a face value greater than $50,000 is properly reported as compensation. These plans do not discriminate, in scope, terms or operation, in favor of the executive officers of United or its subsidiaries and are available generally to all salaried employees of United and its subsidiaries.

     Each employee of United, or its participating subsidiaries, who completes one year of eligible service and is 21 years of age is eligible to participate in the Pension Plan. The plan is noncontributory on the part of the employee. Vesting is attained with five years of participation.

     Normal retirement benefits under the United Plan are equal to:

          1.25% of Average Final Compensation* plus 0.5% of Average Final Compensation in excess of Covered Compensation** multiplied by years of service not to exceed 25.

     *Average Final Compensation = The average of the highest five consecutive plan years of basic compensation paid during the ten plan years preceding the date of determination.

     **Covered Compensation = The average of the last 35 years of the social security wage base prior to Social Security retirement age.

     Each employee of United, who completes one year of eligible service, is eligible to participate in the United Savings and Stock Investment Plan, a deferred compensation plan under Section 401(k) of the Internal Revenue Code. Each participant may contribute from 1% to 10% of pretax earnings to his/her account which may be invested in any of four investment options chosen by the employee. United matches 100% of the first 2% of salary deferred and 25% of the second 2% of salary deferred with United stock. Vesting is 100% for employee deferrals and the company match at the time the employee makes his/her deferral.

     United employees may participate in an employee stock purchase plan whereby its employees may purchase shares of United's common stock. Purchases made by employees under this plan are coordinated by the Trust Department of UNB, and involve stock purchased at market price for this purpose.

Compensation Committee Interlocks and Insider Participation

     F.T. Graff, Jr., a member of the Board of Directors of United and the Board's Compensation Committee, is a partner in the law firm of Bowles Rice McDavid Graff & Love in Charleston, West Virginia. Bowles Rice McDavid Graff & Love rendered legal services to United and UNB during 1995 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice McDavid Graff & Love represent less than 5% of that firm's revenues for 1995.

Transactions with Management and Others

     United's subsidiaries have had, and expect to have in the future, banking transactions with United and with its officers, directors, principal shareholders, or their interests (entities in which they have more than a 10% interest). The transactions were in the ordinary course of business and with respect to loans were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions. United's subsidiary banks are subject to federal statutes and regulations governing loans to officers and directors and extend loans in compliance with such laws and only with the approval of the Board of Directors.

     The building utilized by UNB to house its Rosemar Circle Branch in North Parkersburg, West Virginia, is owned by Richard M. Adams, Chairman and Chief Executive Officer of United and UNB, his brother, Douglass H. Adams, Executive Vice President of United and their step-mother, Dorothy D. Adams. The Adams' lease the land from UNB at a nominal annual rental and lease the branch facility they constructed to UNB. The leases were entered into prior to UNB's ownership of the branch facility and were assumed by UNB upon its acquisition of the previous lessee, United Bank. Management believes the lease terms are comparable with lease terms for similar property in the market area.

     H. Smoot Fahlgren, a member of the Board of Directors of United, is Chairman of Fahlgren, Inc., an advertising agency with its headquarters in Parkersburg, West Virginia. The agency has provided the advertising for United since 1978. During 1995, payment for the advertising by United to Fahlgren Martin, Inc. was less than 5% of that firm's revenues during the year 1995.

     F.T. Graff, Jr., a member of the Board of Directors of United, is a partner in the law firm of Bowles Rice McDavid Graff & Love in Charleston, West Virginia. Bowles Rice McDavid Graff & Love rendered legal services to United and UNB during 1995 and it is expected that the firm will continue to render certain services to both in the future. The fees paid to Bowles Rice McDavid Graff & Love represent less than 5% of that firm's revenues for 1995.

     UNB leases its Wheeling branch premises from The Ogden Newspapers, Inc. pursuant to a written lease agreement dated August 1, 1979 (the "Lease"). The Ogden Newspapers, Inc. is a shareholder of United, and the voting and investment authority for its shares are beneficially owned by its President, G. Ogden Nutting who is a director of United. Management believes the Lease is on terms comparable to market terms for similar rental space in Wheeling, West Virginia. The Lease provides for five (5) successive options to renew and extend the terms of the Lease for five (5) years each. United exercised its option to renew the Lease for five (5) years in 1989 and again in 1994. In addition, during the year 1995 subsidiaries of United advertised, at market rates, in newspapers published by The Ogden Newspaper, Inc. The fees paid in such advertising and the rent paid to The Ogden Newspapers, Inc. represent less than 5% of that firm's revenue for the year 1995.

Certain Reports

     Section 16(a) of the Securities and Exchange Act of 1934 requires United's directors and executive officers and persons who beneficially own more than ten percent of United's stock (currently, to the best of United's knowledge, there are no such persons) to file initial forms of beneficial ownership (Form 3), statements of changes in beneficial ownership (Form 4) and annual statements of beneficial ownership (Form 5) with the Securities and Exchange Commission ("SEC"). Persons filing such reports are required by SEC regulations to furnish United with copies of all such beneficial ownership statements filed under section 16(a) of the Exchange Act.

     Based solely on a review of such reports and representations from United directors and executive officers, United believes that during 1995 all such reports were filed on a timely basis, with one exception: Director Leonard A. Harvey did not file one report involving one transaction to report the purchase of 2,000 shares of common stock in November 1995. Mr. Harvey reported the transaction on a subsequent Form 4 in January of 1996.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Ernst & Young LLP, Charleston, West Virginia, has served as the independent certified public accountants for United and its subsidiaries since 1986 and has been selected by the Board of Directors to continue as the independent certified public accountants for United and its subsidiaries for the next fiscal year. Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives of the firm will be available to respond to appropriate shareholder inquiries at the Annual Meeting.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Presently, the next annual meeting of United shareholders is scheduled for April 21, 1997. Any shareholder proposals to be presented at that 1997 Annual Meeting must be received at the principal office of United no later than December 6, 1996. If the scheduled date for the 1997 Annual Meeting is changed by more than thirty (30) days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received.

                                             By Order of the Board of Directors

                                             /s/ Richard M. Adams
                                             -----------------------------------
                                             Richard M. Adams
                                             Chairman of the Board and
                                             Chief Executive Officer

                    UNITED BANKSHARES, INC. AND SUBSIDIARIES

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis presents the significant changes in financial condition and the results of operations of United and its subsidiaries for the periods indicated below. This discussion and analysis should be read in conjunction with the audited financial statements and accompanying notes thereto, which are included elsewhere in this document. All references to United in this discussion and analysis are considered to refer to United and its wholly-owned subsidiaries, unless otherwise indicated.

1995 COMPARED TO 1994

The following Earnings Summary is a broad overview of the financial condition and results of operations and is not intended to replace the more detailed discussion which is presented under specific headings on the following pages.

EARNINGS SUMMARY

For the year ended December 31, 1995, net income increased 12.8% to a record $28,079,000. Net income per share of $2.35 for the year was up 13.0% from $2.08 in 1994. United's return on average assets of 1.58% makes United one of the nation's most profitable regional banking companies. Dividends per share increased 10.4% from $1.06 in 1994 to a record level of $1.17 per share in 1995. This was the twenty-second consecutive year of dividend increases to shareholders. Core earnings, or earnings before taxes, security transactions, cumulative effect of change in accounting principle and the provision for possible loan losses, were strong and increased 11.6% for 1995 compared to 1994. These strong core earnings are indicative of the 5.7% increase in net interest income driven by an increase in average net earning assets with significant growth of 7.3% in average net loans.

Factors contributing to the 1995 earnings increase include an improved net interest margin, partially resulting from a $27,511,000 increase in average earning assets from 1994 and an overall increase in noninterest income which included fewer losses on the sale of securities. The favorable impact of the above items was partly offset by increased occupancy expenses and increased income taxes as a result of the higher level of pre-tax earnings. United is in the process of realigning its interest rate sensitivity for 1996 to a more interest-rate-neutral position. This investment strategy may reduce current earnings, but should enhance United's future earnings momentum.

United's key performance measures, return on average assets and return on average equity, improved significantly from 1994 and remained very strong in comparison to industry standards. United's return on average assets of 1.58% and return on average shareholders' equity of 14.81% both compare excellently with regional peer grouping ratios of 1.17% and 12.56% and national peer group ratios of 1.21% and 13.47%, respectively, according to information provided by Wheat, First Securities, Inc. United is one of the nation's most profitable regional banking companies. United has a strong capital position and is well positioned to take advantage of future growth opportunities.

The following discussion explains in more detail the results of operations and changes in financial condition by major category.

Net Interest Income

Net interest income represents the primary component of United's earnings. It is the difference between interest and fee income related to earning assets and interest expense incurred to fund these earning assets. Net interest income is impacted by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in market interest rates. Such changes, and their impact on net interest income in 1995, are explained below.

For the years ended December 31, 1995 and 1994, net interest income approximated $81,690,000 and $77,270,000, respectively. On a tax-equivalent basis the net interest margin was strong at 5.15% in 1995 and 4.97% in 1994. Higher average loan volumes of approximately $89 million resulting primarily from an acquisition contributed to the increase in net interest income. At 5.15%, United's net interest margin remains well above peer group averages.

Total interest income of $136,460,000 increased 12.6% in 1995 over 1994 as a result of higher volumes of interest-earning assets. Comparing year-end 1995 to year-end 1994, a moderate decrease occurred in consumer loans of 3.8% while commercial loans and mortgage loans showed increases of 4.9% and 8.7%, respectively.

Total interest expense increased $10,883,000 or 24.8% in 1995. This increase can be attributed primarily to United's competitive pricing of interest-bearing deposits in its markets and continued change in the retail deposit mix as customers shift funds into products offering higher yields. United's average interest-bearing deposits increased by 1.9% in 1995, while its average long-term borrowings decreased 23.5% and average short-term borrowings increased 5.50%. United made greater use of short-term funds as the Federal Reserve held short-term rates steady at approximately 6.0% for nearly half of 1995. The average cost of funds, which increased from 3.30% in 1994 to 4.07% in 1995, reflected the general upward trend in market interest rates during 1995.

Provision for Possible Loan Losses

United evaluates the adequacy of the allowance for loan losses on a quarterly basis and its loan administration policies are focused upon the risk characteristics of the loan portfolio. United's process of evaluating the allowance is a formal company-wide process that focuses on early identification of potential problem credits and procedural discipline in managing and accounting for those credits. See Note F to the Consolidated Financial Statements for a discussion of concentrations of credit risk.

Nonperforming loans were $9,089,000 at December 31, 1995 and $6,036,000 at December 31, 1994, an increase of 50.6%. The level of nonperforming assets increased as a result of delinquencies on certain large balance commercial creditors and nonperforming assets purchased in a recent acquisition. The components of nonperforming loans include nonaccrual loans and loans which are contractually past due 90 days or more as to interest or principal, but have not been put on a nonaccrual basis. United has no significant troubled debt restructurings. Loans past due 90 days or more increased $1,853,000 or 80.5% during 1995; nonaccrual loans increased $1,201,000 or 32.2% since year-end 1994. Much of the increase in nonaccrual loans was the result of the addition of a single large commercial loan to nonaccrual status. United is currently negotiating workout terms with the borrowers and will closely monitor the ongoing status. Nonperforming loans represented 0.50% of total assets at the end of 1995, which is approximately one-half of the national peer levels.

At year-end 1995 and 1994 the allowance for possible loan losses was 1.46% and 1.54% of total loans, net of unearned income, respectively. At December 31, 1995 and 1994, the ratio of the allowance for loan losses to nonperforming loans was 220.2% and 331.5%, respectively.

Management believes that the allowance for loan losses of $20,017,000 as of December 31, 1995, is adequate to provide for potential losses on existing loans based on information currently available.

For the years ended December 31, 1995 and 1994 the provision for loan losses was $2,075,000 and $1,818,000, respectively. The slight increase can be attributed to the higher net charge-offs and the increase in nonperforming loans during 1995. The provision for loan losses charged to operations is based on management's evaluation of individual credits, the past loan loss experience, and other factors which, in management's judgement, deserve recognition in estimating possible loan losses. Such other factors considered by management include growth and composition of the loan portfolio, known deterioration in certain classes of loans or collateral, trends in delinquencies, and current economic conditions.

Total net charge-offs were $3,083,000 in 1995 and $825,000 in 1994, which represents 0.23% and 0.07% of average loans for the respective years. United's ratio of net charge-offs to average loans is comparable to its peers' ratio of 0.19% in 1995 and compared very favorably with its peers' ratio of 0.22% in 1994.

Management is not aware of any potential problem loans, trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources which have not been disclosed. Additionally, management has disclosed all known material credits which cause management to have serious doubts as to the ability of such borrowers to comply with the loan repayments. Management is not aware of any current recommendations by regulatory authorities which, if implemented, would have a material effect on liquidity, capital resources or operations.

Effective January 1, 1995, United adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan,"(SFAS No.
114), as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures," collectively SFAS 114. As a result of applying the rules prescribed by SFAS No. 114, certain loans are being reported at the present value of their expected future cash flows using the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. At the time of adoption of SFAS No. 114, United had approximately $8,000,000 of loans which were considered impaired in accordance with the guidelines prescribed by SFAS No. 114. The adoption of SFAS No. 114 did not have a material impact on the allowance for loan losses, the provision for possible loan losses, the charge-off policy or the comparability of credit risk.

Impaired loans are specifically reviewed loans for which it is probable that the creditor will be unable to collect all amounts due according to the original terms of the loan agreement. The specific factors that influence management's judgement in determining when a loan is impaired include the evaluation that the loan is classified as "substandard" or worse, also the strength of the borrower
and the net realizable value of the collateral.    A valuation allowance is
required to the extent that the measure of the impaired loans is less than the recorded investment. A specifically reviewed loan is not impaired during a period of "minimum delay" in payment, regardless of the amount of shortfall, if the ultimate collectibility of all amounts due is expected. United defines "minimum delay" as past due less than 90 days.

SFAS 114 does not apply to smaller balance, larger groups of homogeneous loans such as consumer installment, bank card and real estate mortgage loans, which are collectively evaluated for impairment. Impaired loans are therefore primarily business loans, which include commercial loans and income property. United applies the measurement methods described above to these loans on a loan-by-loan basis. Smaller balance populations of business loans, loans with a balance of $100,000 or less, which are not specifically reviewed in accordance with United's normal credit review procedures, are also excluded from the application of SFAS 114.

Impaired loans are charged-off when the impaired loan, or a portion thereof, is considered uncollectible or is transferred to other real estate owned.

Consistent with United's existing method of income recognition for loans, interest receipts on impaired loans, except those classified also as nonaccrual, are recognized as interest income using the accrual method of income recognition. United's method of income recognition for impaired loans that are classified as nonaccrual is to recognize interest income on the cash method of income recognition or apply the cash receipt to principal when the ultimate collectibility of principal is in doubt. The average recorded investment in impaired loans during the year ended December 31, 1995 was approximately $9,545,000. For the year ended December 31, 1995, United recognized interest income on those impaired loans of approximately $412,000, substantially all of which was recognized using the accrual method of income recognition. The amount of interest income which would have been recorded under the original terms for the above loans was $633,000.

At December 31, 1995, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was $8,792,000 (of which $4,934,000 were on a nonaccrual basis). Included in this amount was $4,793,000 of impaired loans for which the related allowance for credit losses was $1,918,000 and $3,999,000 of impaired loans that did not have an allowance for credit losses. The impact of adopting SFAS 114 was immaterial to the financial condition and operations of United as of and for the year ended December 31, 1995, and had no material impact on the comparability of the credit risk as presented herein.

United has commercial real estate loans, including owner occupied, income producing real estate and land development loans, of approximately $328,226,000 and $300,679,000 as of December 31, 1995 and 1994, respectively. The loans are primarily secured by real estate located in West Virginia, Southeastern Ohio, and Virginia. The loans were originated by United's subsidiary banks using underwriting standards as set forth by management. United's loan administration policies are focused on the risk characteristics of the loan portfolio, including commercial real estate loans, in terms of loan approval and credit quality. It is the opinion of management that these loans do not pose any unusual risks and that adequate consideration has been given to the above loans in establishing the allowance for loan losses.

Other Income

Noninterest income has been and will continue to be an important factor contributing to United's profitability. Accordingly, management continues to evaluate areas where noninterest income can be enhanced. Other income consists of all revenues which are not included in interest and fee income related to earning assets. In 1995, other income, excluding securities transactions, increased when compared to 1994. The overall increase in noninterest income of $1,394,000 or 12.4% is primarily attributed to the absence of net losses on securities transactions incurred in 1994 and a $541,000 increase in service charges, commissions and fees.

Trust income increased $43,000 or 1.5% in 1995. This was due to repricing of services and an increased volume of trust business.

Service charges, commissions and fees increased by $541,000 or 6.3% in 1995. This income consists of charges and fees related to various banking services provided by United. The increase was primarily due to a combination of increased fees in bankcard accounts and an increased fee structure for sales of checking related products.

Securities transactions resulted in a net loss of $872,000 in 1994. The proceeds from these sales were reinvested in similar securities yielding a higher rate of return. The net losses from the sales of the securities were fully recovered within the first eight months of 1995. There were no securities sales in 1995.

On January 1, 1994, United adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS No. 115) which was effective for fiscal years beginning after December 15, 1993. The $872,000 of net securities losses for 1994 relates primarily to debt securities losses of approximately $1,024,000 which were classified as available for sale. For further details, see Note D to the Consolidated Financial Statements.

On November 15, 1995, the FASB staff issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In accordance with the provision of that Special Report, United chose to reclassify securities from held-to-maturity to available-for-sale. At the date of the transfer the amortized cost of those securities was $103,595,000, and the unrealized gain on those securities was $242,000, which is included in shareholders' equity. This enabled United to take advantage of certain interest rate risk management strategies.

Other Expense

Just as management continues to evaluate areas where noninterest income can be enhanced, it strives to improve the efficiency of its operations and thus reduce operating costs. United's cost control efforts have been very successful with an efficiency ratio of 50.1%, which is well below the 64.7% reported by peer group averages.

Other expenses include all items of expense other than interest expense, the provision for possible loan losses, and income taxes. In total, other expenses were flat in 1995, and management was successful in controlling costs. The income statement reflects a 0.4% increase in 1995 as compared to 1994.

Salaries and employee benefits expense increased $20,000 or 0.1% in 1995. As of December 31, 1995 and 1994, United employed 819 and 834 full-time equivalent employees, respectively.

Net occupancy expense in 1995 exceeded 1994 levels by $235,000 or 4.8% primarily due to decreased rental income from vacancies and an increase in real property repairs and utilities expense.

Remaining other expenses decreased $50,000 or 0.2% in 1995 compared to 1994.
The decrease in other expenses for the year relates primarily to lower data processing fees and FDIC insurance expense as a result of the Federal Deposit Insurance Corporation's decision to lower deposit insurance premiums from $0.23 to $0.04 per $100 in Bank Insurance Fund (BIF) deposits for well capitalized and well managed banks. The premium change resulted in a refund of approximately $910,000 which was received in September 1995. The overall decrease in FDIC insurance premiums for 1995 when compared to 1994 was $1,542,000. United's two banking subsidiaries are assessed at the lowest FDIC insurance premium rate.
The decrease in FDIC insurance premiums and data processing fees was offset by higher advertising, postage, bankcard and nonrecurring legal expenses which included certain merger related expenses for the First Commercial acquisition consummated by United during 1995 and the pending Eagle merger to be consummated during 1996.

Income Taxes

For the year ended December 31, 1995, income taxes approximated $15,271,000 compared to $13,096,000 for 1994. This increase is principally the result of lower levels of tax-exempt income and higher levels of pretax income. United's effective tax rates in these two years were 35.2% and 34.5%, respectively.

At December 31, 1995, gross deferred tax assets totaled approximately $11.6 million. The allowance for loan losses and various accrued liabilities represent the most significant temporary differences. Based on management's evaluation at December 31, 1995, no valuation allowance has been allocated to deferred tax assets.

Fourth Quarter Results

Net income for the fourth quarter of 1995 was $6,953,000, an increase of 13.0% from the $6,156,000 earned in the fourth quarter of 1994. On a per share basis, fourth quarter earnings were $.58 per share in 1995 and $.51 per share in 1994. Net income was higher in 1995 than in 1994 because of the factors previously discussed herein relative to annual results.

Additional quarterly financial data for 1995 and 1994 may be found in Note P to the Consolidated Financial Statements.

The Effect of Inflation

United's income statements generally reflect the effects of inflation. Since interest rates, loan demand, and deposit levels are related to inflation, the resulting changes in the interest sensitive assets and liabilities are included in net interest income. Similarly, operating expenses such as salaries, rents, and maintenance include changing prices resulting from inflation. One item which would not reflect inflationary changes is depreciation expense.
Subsequent to the acquisition of depreciable assets, inflation causes price levels to rise; therefore, historically presented dollar values do not reflect this inflationary condition. With inflation levels at relatively low levels and monetary and fiscal policies being implemented to keep the inflation rate increases within an acceptable range, management expects the impact of inflation would continue be minimal in the near future.

Interest Rate Sensitivity

Interest sensitive assets and liabilities are defined as those assets or liabilities that mature or are repriced within a designated time- frame. The principal function of asset and liability management is to maintain an appropriate relationship between those assets and liabilities that are sensitive to changing market interest rates. United closely monitors the sensitivity of its assets and liabilities on an on-going basis and projects the effect of various interest rate changes on its net interest margin.

The difference between rate sensitive assets and rate sensitive liabilities for specified periods of time is known as the "GAP".

A primary objective of Asset/Liability Management is managing interest rate risk. At United, interest rate risk is managed to minimize the impact of fluctuating interest rates on earnings. As shown in the interest rate sensitivity gap table on the following page of this report, United was liability sensitive (excess of liabilities over assets) in the one year horizon. United, however, has not experienced the kind of earnings volatility indicated from the cumulative gap. This is because a significant portion of United's retail deposit base does not reprice on a contractual basis. Management has estimated, based upon historical analyses, that savings deposits are less sensitive to interest rate changes than are other forms of deposits. The GAP table presented herein has been adapted to show the estimated differences in interest rate sensitivity which result when the retail deposit base is assumed to reprice in a manner consistent with historical trends. (See "Management Adjustments" in the GAP table). Using these estimates, United was asset sensitive in the one year horizon in the amount of $136,372,000 or 8.10% of the cumulative gap to related earning assets. The primary method of measuring the sensitivity of earnings to changing market interest rates is to simulate expected cash flows using varying assumed interest rates while also adjusting the timing and magnitude of non-contractual deposit repricing to more accurately reflect anticipated pricing behavior. These simulations include adjustments for the lag in prime loan repricing and the spread and volume elasticity of interest-bearing deposit accounts, regular savings and money market deposit accounts. To aid in interest rate management, United's lead bank, UNB, is a member of the Federal Home Loan Bank of Pittsburgh (FHLB). The use of FHLB advances provides United with a low risk means to match maturities of earning assets and interest-bearing funds to achieve a desired interest rate spread over the life of the earning assets.

Additionally, United is using certain off-balance-sheet instruments known as interest rate swaps, to further aid in interest rate risk management. The use of interest rate swaps is a cost effective means of synthetically altering the repricing structure of balance sheet items. The interest rate swap transaction involves the exchange of a floating rate payment based on the one month London inter-bank offered rate (LIBOR) for a fixed rate receipt based on the U. S. three year treasury note. The net pay and receive amount is calculated on an underlying notional amount without the exchange of the underlying principal amount. The interest rate swap subjects United to market risk associated with changes in interest rates, as well as the risk that the counterparty will fail to perform. Only the interest payments are exchanged, and therefore, cash requirements and exposure to credit risk are significantly less than the notional amount.

At December 31, 1995, the total notional amount of United's interest rate swap was $50 million. The current maturity of the swap portfolio is one year and one month. The interest rate swap reduced net interest income by $787,000 and $1,000, in 1995 and 1994, respectively. For further details, see Note L to the Consolidated Financial Statements.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

    The following table shows the interest rate sensitivity GAP as of December 31, 1995:

Interest Rate Sensitivity Gap


                                                               Days
                                             -------------------------------------    Total       1 - 5       Over 5
                                              0 - 90         91 - 180    181 - 365   One Year      Years       Years      Total
                                             --------       ---------    ---------   --------     -------     -------     -----
ASSETS                                                                           (In thousands)
Interest-Earning Assets:
  Investment and Marketable
     Equity Securities:
       Taxable                               $  34,328      $   33,456   $  54,674   $  122,458   $  92,779   $ 51,255      266,492
       Tax-exempt                                3,462           2,546       2,919        8,927      14,460     19,594       42,981
  Loans, net of unearned
     income                                    515,788          76,320     132,531      724,639     461,601    187,766    1,374,006
                                             ---------      ----------   ---------   ----------   ---------   --------   ----------

Total Interest-Earning
  Assets                                     $ 553,578      $  112,322   $ 190,124   $  856,024   $ 568,840   $258,615   $1,683,479
                                             =========      ==========   =========   ==========   =========   ========   ==========

LIABILITIES
Interest-Bearing Funds:
  Savings and NOW
    accounts                                 $ 602,098                               $  602,098                           $ 602,098
  Time deposits of
    $100,000 & over                             39,910      $   17,972   $  17,941       75,823   $  26,068                 101,891
  Other time deposits                          128,868          91,538     109,222      327,628     193,851   $  9,230      530,709
  Federal funds purchased,
    repurchase agreements
    and other short-term
    borrowings                                  82,167                                   82,167                              82,167
  FHLB advances                                 33,900                                   33,900                              33,900
                                             ---------      ----------   ---------   ----------   ---------   --------   ----------

Total Interest-Bearing Funds                 $ 884,943      $  109,510   $ 127,163   $1,121,616   $ 219,919   $  9,230   $1,350,765
                                             =========      ==========   =========   ==========   =========   ========   ==========

Interest Sensitivity  Gap                    $(331,365)     $    2,812   $  62,961   $ (265,592)  $ 348,921   $249,385   $  332,714
                                             =========      ==========   =========   ==========   =========   ========   ==========

Cumulative Gap                               $(331,365)     $ (328,553)  $(265,592)  $ (265,592)  $  83,329   $332,714   $  332,714
                                             =========      ==========   =========   ==========   =========   ========   ==========

Cumulative Gap as
  a Percentage of Total
  Earning Assets                                -19.68%         -19.52%     -15.78%      -15.78%       4.95%     19.76%       19.76%


Management Adjustments                         564,955         (37,664)    (75,327)     451,964    (451,964)                      0
Off-Balance
  Sheet Activities                             (50,000)                                 (50,000)     50,000                       0
                                             ---------      ----------   ---------   ----------   ---------   --------   ----------
Cumulative Management
  Adjusted Gap and
  Off-Balance Sheet
  Activities                                 $ 183,590      $  148,738   $ 136,372   $  136,372   $  33,329   $282,714   $  332,714
                                             =========      ==========   =========   ==========   =========   ========   ==========

Cumulative Management
  Adjusted Gap and
  Off-Balance Sheet
  Activities as a
  Percentage of Total
  Earning Assets                                 10.91%           8.84%       8.10%        8.10%       1.98%     16.79%       19.76%



Liquidity and Capital Resources

In the opinion of management, United maintains liquidity which is sufficient to satisfy its depositors' requirements and the credit needs of its customers.
Like all banks, United depends upon its ability to renew maturing deposits and other liabilities on a daily basis and to acquire new funds in a variety of markets. A significant source of funds available to United are "core deposits". Core deposits include certain demand deposits, statement and special savings and NOW accounts. These deposits are relatively stable and they are the lowest cost source of funds available to United. Short-term borrowings have also been a significant source of funds. These include federal funds purchased and securities sold under agreements to repurchase. Repurchase agreements represent funds which are generally obtained as the result of a competitive bidding process.

Liquid assets are cash and those items readily convertible to cash. All banks must maintain sufficient balances of cash and near-cash items to meet the day-to-day demands of customers. Other than cash and due from banks, the available for sale securities portfolio and maturing loans are the primary sources of liquidity.

The goal of liquidity management is to ensure the ability to access funding which enables United to efficiently satisfy the cash flow requirements of depositors and borrowers and meet United's cash needs. Liquidity is managed by monitoring funds availability from a number of primary sources. Substantial funding is available from cash and cash equivalents, unused short-term borrowings and a geographically dispersed network of subsidiary banks providing access to a diversified and substantial retail deposit market.

Short-term needs can be met through a wide array of sources such as correspondent and downstream correspondent federal funds and utilization of Federal Home Loan Bank advances.

Other sources of liquidity available to United to provide long-term as well as short-term funding alternatives, in addition to FHLB advances, are long-term certificates of deposit, lines of credit, and borrowings secured by bank premises or stock of United's subsidiaries. United has no intention at this time of utilizing any long-term funding sources other than FHLB advances and long-term certificates of deposit.

Cash flows from operations in 1995 of $35,666,000 were 3.5% higher than the $34,458,000 in 1994 as a result of approximately $3,200,000 million increase in net income. In 1995, investing activities resulted in a source of cash of $23,280,000 as compared to 1994 in which investing activities resulted in a use of cash of $52,200,000. The primary reason for the decrease in the use of cash for investing activities is that net loan originations decreased by $79,827,000 in 1995 as compared to 1994 while the net excess of proceeds from sales, maturities and calls of securities over security purchases decreased from $67,103,000 in 1994 to $63,739,000 in 1995 for a decrease of $3,364,000.
Financing activities resulted in a use of cash in 1995 of $62,800,000 primarily due to a $50,072,000 decrease in net borrowings from the FHLB of Pittsburgh, payment of $10,273,000 of cash dividends to shareholders and a net decreases in deposits of $12,206,000. These uses of cash for financing activities were partially offset by a net increase of $10,358,000 in other short-term borrowings. See the Consolidated Statement of Cash Flows in the Consolidated Financial Statements.

United anticipates no problems in its ability to service its obligations over the next 12 months and has no material commitments for capital expenditures. There are no known trends, demands, commitments, or events that will result in or that are reasonably likely to result in United's liquidity increasing or decreasing in any material way. United also has significant lines of credit available to it. See Note I, Notes to Consolidated Financial Statements.

The asset and liability committee monitors liquidity to ascertain that a strong liquidity position is maintained. In addition, variable rate loans are a priority. These policies should help to protect net interest income against fluctuations in interest rates.

United also seeks to maintain a proper relationship between capital and total assets in order to support growth and sustain earnings. United's average equity to average asset ratio was 10.65% in 1995 and 10.16% in 1994. United's risk-based capital ratio was 15.91% in 1995 and 15.52% in 1994 which are both significantly higher than the minimum regulatory requirements. United's Tier 1 capital and leverage ratios of 14.66% and 10.27%, respectively, at December 31, 1995, are also strong relative to its peers and are well above regulatory minimums.

Commitments

The following table indicates the outstanding loan commitments of United in the categories stated:

<CAPITION>
                                           December 31
                                               1995
                                           ------------
     Lines of credit authorized,
            but unused                     $262,836,000
     Letters of Credit                       16,533,000
                                           ------------
                                           $279,369,000
                                           ============

Past experience has shown that, of the foregoing commitments, approximately 12-15% can reasonably be expected to be funded within a one year period. For more information, see Note L to the Consolidated Financial Statements.

1994 COMPARED TO 1993

The following Earnings Summary is a broad overview of the financial condition and results of operations and is not intended to replace the more detailed discussion which is presented under specific headings on the following pages.

EARNINGS SUMMARY

For the year ended December 31, 1994, net income increased 14.7% to a record $24,902,000. Net income per share of $2.08 for the year was up 14.3% from $1.82 in 1993. United's return on average assets was 1.42%. Dividends per share increased 11.6% from $.95 in 1993 to $1.06 per share in 1994. Core earnings, or earnings before taxes, security transactions, cumulative effect of change in accounting principle and the provision for possible loan losses, were strong and increased 19.7% for 1994 as compared to 1993. These strong core earnings were indicative of the 8.1% increase in net interest income driven by an increase in average net earning assets with significant growth of 8.6% in average net loans.

Factors contributing to the 1994 earnings increase included an improved net interest margin, partially resulting from a $39,338,000 increase in average earning assets from 1993, a lower loan loss provision due to improved credit quality and increased earnings from 1993 acquisitions. The favorable impact of the above items was partly offset by increased occupancy expenses, decreased fee income from customer accounts for which a fee is charged and losses from the sale of securities.

United's key performance measures, return on average assets and return on average equity, improved significantly from 1993 and remained very strong in comparison to industry standards. United's return on average assets of 1.42% made United one of the nation's most profitable regional banking companies. In the December 31, 1994, Bank Holding Company Performance Report, which is prepared by the Federal Reserve Board's Division of Banking Supervision and Regulation, United was ranked in the 85th percentile of bank holding companies nationwide in terms of return on average assets for the year ended December 31, 1994.

The following discussion explains in more detail the results of operations and changes in financial condition by major category.

Net Interest Income

For the years ended December 31, 1994 and 1993, net interest income approximated $77,270,000 and $71,496,000, respectively. On a tax-equivalent basis the net interest margin was strong at 4.97% in 1994 and 4.75% in 1993. Higher average loan volumes of $98 million contributed to the increase in net interest income. United also experienced modest decreases in its overall cost of funds. At 4.97%, United's net interest margin was well above peer group averages.

Total interest income of $121,157,000 increased 4.0% in 1994 over 1993 as a result of higher volumes of interest-earning assets. Comparing year-end 1994 to year-end 1993, a moderate decrease in commercial loans of 4.6% and a slight increase in consumer loans of 1.8%, which resulted from lower commercial and consumer demand, were offset by significant mortgage loan growth of 16.4%.

Total interest expense decreased 2.5% in 1994. This decrease was primarily the result of lower rates paid on interest-bearing funds. United's average interest-bearing deposits increased only slightly or 0.5% in 1994, while its average long-term borrowings increased 25.1% as United made greater use of these funds in order to meet the demand for mortgage loan products with matching maturities. The average cost of funds reflected the general downward trend in market interest rates in 1994, falling from 3.44% in 1993 to 3.30% in 1994.

Provision for Possible Loan Losses

United evaluated the adequacy of the allowance for loan losses on a quarterly basis and its loan administration policies are focused upon the risk characteristics of the loan portfolio.

Nonperforming loans were $6,036,000 at December 31, 1994 and $13,517,000 at December 31, 1993, a decrease of 55.4%. The level of nonperforming assets declined as a result of the recovering of the regional economy and management's continual monitoring of problem loans. The components of nonperforming loans include nonaccrual loans, loans which are contractually past due 90 days or more as to interest or principal, but have not been put on a nonaccrual basis and troubled debt restructurings. Loans past due 90 days or more decreased $173,000 or 7.0% during 1994; while troubled debt restructurings decreased $2,453,000 or 100.0% and nonaccrual loans decreased $4,855,000 or 56.5% since year-end 1993. Nonperforming loans continue to decline and represented less than 0.34% of total assets at the end of 1994.

At year-end 1994 and 1993 the allowance for possible loan losses was 1.54% and 1.61% of total loans, net of unearned income, respectively. As of December 31, 1994 and 1993, the ratio of the allowance for loan losses to nonperforming loans was 331.5% and 140.7%, respectively.

For the years ended December 31, 1994 and 1993 the provision for loan losses was $1,818,000 and $4,332,000, respectively. The decrease was attributable to the general improvement in all areas of asset quality and the increased coverage ratio of the allowance for loan losses to nonperforming loans. The provision for loan losses charged to operations is based on management's evaluation of individual credits, the past loan loss experience, and other factors which, in management's judgement, deserve recognition in estimating possible loan losses. Such other factors considered by management include growth and composition of the loan portfolio, known deterioration in certain classes of loans or collateral, trends in delinquencies, and current economic conditions.

Total net charge-offs were $825,000 in 1994 and $1,773,000 in 1993, which represents .07% and .16% of average loans for the respective years. United's ratio of net charge-offs to average loans compares very favorably with its peers.

Other Income

Other income consists of all revenues which are not included in interest and fee income related to earning assets. In 1994, other income, excluding securities transactions, was flat when compared to 1993. The overall decrease in noninterest income of $1,451,000 or 11.4% was primarily attributed to the net losses on securities transactions.

Trust income increased $229,000 or 8.7% in 1994. This was due to repricing of services and an increased volume of trust business.

Service charges, commissions and fees decreased by $194,000 or 2.2% in 1994. This income consists of charges and fees related to various banking services provided by United. The decrease was primarily due to a combination of decreased activity in customer accounts and a decline in net account analysis fees.

Securities transactions resulted in a net loss of $872,000 in 1994 and a net gain of $479,000 in 1993. As evidenced by the Statement of Cash Flows, the volume of securities sold increased significantly in 1994. The primary reason for this increased sales activity was to restructure a portion of the investment portfolio to reflect current market rates in response to the rising interest rate environment in order to enhance United's future earnings momentum.

On January 1, 1994, United adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS No. 115) which was effective for fiscal years beginning after December 15, 1993. The $872,000 of net securities losses for 1994 relates primarily to debt securities losses of approximately $1,024,000 which were reclassified to available for sale at January 1, 1994.

Other Expense

Other expense includes all items of expense other than interest expense, the provision for possible loan losses, and income taxes. In total, other expenses were flat in 1994, and management was successful in controlling costs. The income statement reflects a 2.0% decrease in 1994 as compared to 1993.

Salaries and employee benefits expense decreased $176,000 or 1.0% in 1994.

Net occupancy expense in 1994 exceeded 1993 levels by $390,000 or 8.7% primarily due to decreased rental income from vacancies and an increase in real property taxes.

The remaining other expense decreased $1,228,000 or 5.4% in 1994 compared to 1993. The decrease in other expenses for the year related primarily to nonrecurring expenses during 1993 which included certain merger expenses for the two acquisitions consummated by United during 1993, a lower provision for other real estate owned and the realization of further economies from recent mergers.

Income Taxes

For the year ended December 31, 1994, income taxes approximated $13,096,000 compared to $9,770,000 for 1993. This increase is principally the result of lower levels of tax-exempt income and higher levels of pretax income. United's effective tax rates in these two years were 34.5% and 32.4%, respectively.

At December 31, 1994, gross deferred tax assets totaled approximately $11.5 million compared to $10.4 million at December 31, 1993. The allowance for loan losses and various accrued liabilities represent the most significant temporary differences. Based on management's evaluation at December 31, 1994 and 1993, no valuation allowance had been allocated to deferred tax assets.

                                   EXHIBIT A

                            UNITED BANKSHARES, INC.

                        1996 INCENTIVE STOCK OPTION PLAN

                                UNITED BANKSHARES, INC.
                        1996 INCENTIVE STOCK OPTION PLAN


1.   Purposes of the Plan.
     --------------------

     The Plan is designed to advance the interests of United Bankshares, Inc. (the Company) by assisting in attracting and retaining qualified employees and providing them with increased motivation to exert their best efforts on behalf of the Company. It is further designed as an Incentive Stock Option Plan pursuant to the provisions of Section 422 of the Internal Revenue Code.

2.   Administration.
     ---------------

     The Plan shall be administered by the Executive Committee of the Board of Directors (Executive Committee) of the Company. The Executive Committee may select any officer of the Company or of its subsidiaries owning less than,10% of the issued and outstanding stock of the Company (eligible employee) to participate in the Plan and may from time to time grant options to purchase the shares of stock described hereafter in accordance with the terms of this Plan. The Executive Committee shall have full power to construe and interpret the Plan and promulgate such regulations with respect to the Plan as it may deem desirable in accordance with applicable law. The terms and conditions of each option may vary from eligible employee to eligible employee.

3.   Stock Subject to Option.
     -----------------------

     There shall be allocated to the Plan 600,000 authorized, but unissued shares of common capital stock of the Company. Each Plan Year, 120,000 options shall be considered for award to eligible employees; however, not all of the 120,000 options are required to be awarded in that year. Any ungranted options from the prior year(s) shall be added to the current year's options for the Executive Committee's consideration for granting the options. The total number of options that may be granted in any one year, with the exception of the first year whereby 120,000 will be considered for award, shall be the current year's allocation plus the cumulative total of all ungranted options of all prior years under the Plan. If an option granted under the Plan expires or terminates unexercised as to any shares covered thereby, such shares may thereafter be available for the granting of options under the Plan. In the event there is any change in the common stock of the Company resulting from stock splits, stock dividends, exchanges of shares, or otherwise, the number of shares available for option and subject to any option and the price per share of shares subject to option shall be proportionately adjusted.

     The aggregate fair market value (determined at the time the option is granted) of the stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all incentive stock option plans of the Company and any subsidiary or parent of the Company) shall not exceed $100,000.00.

     The Company, during the term of the options granted pursuant to this Plan, will at all times reserve and keep available, and will seek to obtain from any regulatory body having jurisdiction, any requisition authority in order to issue and sell the number of shares of its common stock sufficient to satisfy the requirements of such options. If, in the opinion of its counsel, the issue or sale of any shares of its stock pursuant to this Plan will not be lawful for any reason, including the inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by such counsel to be necessary to such issuance or sale, the Company shall not be obligated to issue or sell any such shares.

4.   Terms and Conditions of Options.
     --------------------------------

     All options granted under this Plan shall be issued upon such terms and conditions as the Executive Committee, in its discretion, may from time to time determine, provided, however, that all options granted shall be subject to the following provisions:

     (a)  Option Price:   The option price per share with respect to each option
          ------------
shall be not less than 100% of the fair market value of the stock on the date the option is granted.

     (b)  Vesting:   Subject to the acceleration of vesting provisions of
          -------
Section 4(c), following, an employee shall be permitted to exercise options granted hereunder in accordance with the following vesting schedule:

       Years from                              Permissible Exercise Until
     Grant of Option                               Expiration of Option
     ---------------                           ---------------------------

           1                                       50% of Option Shares
           2                                       75% of Option Shares
           3                                      100% of Option Shares


     (c)  Change in Control:   Notwithstanding the vesting schedule of Section
          -----------------
4(b), above, in the event of a change in control, as hereafter defined, an employee shall be permitted to exercise all of the options granted beginning on the date of the execution of a binding contract which would result in a change in control, whether or not the contract is performed, and ending on the effective date of the change in control, at which time all unexercised options in effect at such time shall terminate. The surviving or resulting corporation or other entity, in its absolute discretion, may grant options to purchase its shares upon such terms and conditions as it desires.

     For the purposes of this Plan, a change in control shall be deemed to have occurred: (i) if any "person" (as such term is used in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the Exchange Act")) shall have become the beneficial owner (as such term is used in the Exchange Act), directly or indirectly, of common stock of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities eligible to be voted in an election of directors, unless two-thirds (2/3rds) of the Board, as constituted immediately prior to the date of the change in control, decide in their discretion that no change in control has occurred; (ii) if at any time individuals who as of the date of adoption of this Plan constitute a majority of the Board of Directors cease for any reason other than death or voluntary resignation (being a resignation not requested by any other person or persons) to constitute at least a majority thereof; or (iii) if there is a change in control of a nature that, in the opinion of counsel for the Company, would be required to be reported in response to Item 6(e) of Schedule 14A under the Exchange Act, unless two-thirds (2/3rds) of the Board, as constituted immediately prior to the date of the change in control, decide in their discretion that no change in control has occurred.

     (d)  Exercise of Options:   An exercise of an option shall be made in a
          ----------- -------
written notice to the Company of the election and of the number of shares to be purchased. Full payment for shares acquired shall be made in cash at the time that an option, or any part thereof, is exercised. The rights of a record holder of stock with respect to such shares will not accrue until a certificate for the shares is issued.

     (e)  Term of Option:  No option shall be granted for a term of more than
          --------------
ten (10) years from the date the option is granted.

     (f)  Employment Status of Optionee:  Except as hereinafter provided with
          -----------------------------
respect to disability and death, each option, to the extent it shall not have been exercised, shall terminate upon three (3) months after the termination of employment of the optionee. In the event termination of employment is the result of the optionee's permanent and total disability, as defined in Section 22(e)(3) of the Internal Revenue Code, or successor section, each option, to the extent it shall not have been exercised, shall terminate one (1) year after the
termination of employment of the optionee.   This limitation is waived entirely
for exercises by estates or by persons receiving options because of the death of the optionee. Provided, however, that nothing in this paragraph shall operate to extend the term of the option beyond the term stated in the agreement granting the option. If any unexercised option terminates for any reason, the shares covered thereby may be optioned to other eligible employees.

     (g)  Options Nonassignable and Nontransferable:   Each option, and all
          -----------------------------------------
rights thereunder, shall be nonassignable and nontransferable other than by will or the laws of descent and distribution. With the exception hereafter noted for disability, during an optionee's lifetime, an option may only be exercised by the optionee. If an optionee suffers total and permanent disability, an option may be exercised by the optionee, if capable, or by the optionee's committee, guardian, attorney-in-fact or other authorized person or entity. After the death of an optionee, an option may be exercised by his or her personal representative, legatee or heir, as the case may be.

     (h)  Order of Exercise:  Any option granted pursuant to this Plan may be
          -----------------
exercised in any order, at the discretion of the optionee.

     (i)  Grant of Non-Statutory Stock Options:  An option granted pursuant to
          ------------------------------------
this Plan may be a non-statutory stock option notwithstanding that it may satisfy all of the terms and conditions of this Section 4, subsections (a) through (h), above. In such case, the Option Agreement entered into by and between the Company and the optionee shall express that the option granted is a non-statutory stock option.

5.   Rights of Shareholders
     ----------------------

     No optionee shall have rights as a shareholder as to shares covered by an option until the date a stock certificate is issued to such individual for the shares.

6.   Effective Date of Plan.
     ----------------------

     The Plan shall become effective on January 1, 1996, but shall be rendered ineffective unless approved by the shareholders owning a majority of the stock of the Company within twelve (12) months after it is adopted by the Board of Directors.

7.   Amendment of Plan
     -----------------

     The Board of Directors may at any time terminate or from time to time amend the Plan and the terms and conditions of any options not theretofore issued; and may, with the consent of the affected holder of an option, withdraw or from time to time amend the Plan and the terms and conditions of any options which theretofore have been granted.

     However, the Board of Directors may not, without the approval of the shareholders, amend or alter the Plan to increase the maximum number of shares as to which options may be granted under the Plan or change the class of eligible employees.

8.   Termination of Plan.
     -------------------

     If not sooner terminated by the Board, the Plan shall terminate at the close of business on December 31, 2000, or at the end of the fifth (5th) fiscal year from its effective date, but the termination shall not affect option rights granted before the date of termination.

                                   EXHIBIT B

                            UNITED BANKSHARES, INC.

                        1996 INCENTIVE STOCK OPTION PLAN

                                OPTION AGREEMENT

                            UNITED BANKSHARES, INC.
                        1996 INCENTIVE STOCK OPTION PLAN
                                OPTION AGREEMENT



     THIS OPTION AGREEMENT, made as of this          day of            ,      ,
                                            --------         ----------  -----
by and between UNITED BANKSHARES, INC. ("the Company") and
                               ("Employee").
- - ------------------------------

     WHEREAS, the United Bankshares, Inc. 1996 Incentive Stock Option Plan ("the Plan"), providing for both incentive and non-statutory stock options, was adopted by the Board of Directors of the Company on August 28, 1995, and approved by its shareholders on May 20, 1996; and

     WHEREAS, the Plan provides that the United Bankshares, Inc. Executive Committee ("the Committee") shall administer the Plan; and

     WHEREAS, the Committee has identified Employee as a "key employee" of the Company; and

     WHEREAS, the Committee by resolution effective this      day of
                                                         ----
              ,       , granted (an incentive stock option) (a non-statutory
- - --------------  ------
stock option) to Employee and authorized the {Chairman, President or Executive Vice President, and Secretary of the Company to execute this Option Agreement evidencing the grant of such option.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

     1.     Grant of Option.  The Company hereby irrevocably grants to Employee,
            ---------------
as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option ("Option") to purchase all or
any part of an aggregate of           shares of authorized common stock of the
                            ----------
Company on the terms and conditions herein set forth. The term "common stock" as used herein shall, except as otherwise indicated by the context, mean the $2.50 par value common stock of the Company authorized as of the date hereof.

     2.     Option Price.  The purchase price for each share of common stock
            ------------
covered by the Option shall be $           per share, which amount represents
                                 ---------
the fair market value of the stock on the date of the grant by the Executive Committee as determined in good faith by the Committee.

     3.     Term.  The term of the Option shall be for a period of ten (10)
            ----
years from the date of the grant unless the Option expires or is terminated at an earlier time as hereinafter provided.

     4.     Rights as Stockholders.  The Employee shall not have any of the
            ----------------------
rights of a stockholder with respect to the shares of common stock covered by the Option until such shares shall be issued upon the due exercise of the Option.

     5.     Nonassignable and Nontransferable.  Pursuant to the  Plan, each
            ---------------------------------
Option, and all rights thereunder, shall be nonassignable and nontransferable other than by will or the laws of descent and distribution. With the exception hereafter noted for disability, during Employee s lifetime, an Option may only be exercised by the Employee. If Employee suffers total and permanent disability, an Option may be exercised by Employee, if capable, or by Employee's committee, guardian, attorney-in-fact or other authorized person or entity. After the death of Employee, an Option may be exercised by his or her personal representative, legatee or heir, as the case may be.

     6.     Exercisability of Option. The Option shall become exercisable in
            ------------------------
accordance with the following vesting schedule:

               Years from          Permissible Exercise Until
            Grant of Option           Expiration of Option
            ---------------        --------------------------
                   1                   50% of Option Shares
                   2                   75% of Option Shares
                   3                  100% of Option Shares

          Provided, however, in the event of a change in control vesting shall be accelerated and Employee shall be permitted to exercise all options granted beginning on the date of a binding contract which will result in a change in control, whether or not the contract is performed, and ending on the effective date of the change in control.

          For this purpose, a change in control shall be deemed to have occurred: (i) if any "person" (as such term is used in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) shall have become the beneficial owner (as such term is used in the Exchange Act), directly or indirectly, of common stock of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities eligible to be voted in an election of directors, unless two-thirds (2/3rds) of the Board, as constituted immediately prior to the date of the change in control, decide in their discretion that no change in control has occurred; (ii) if at any time individuals who as of the date of adoption of this Plan constitute a majority of the Board of Directors cease for any reason other than death or voluntary resignation (being a resignation not requested by any other person or persons) to constitute at least a majority thereof; or
(iii) if there is a change in control of a nature that, in the opinion of counsel for the Company, would be required to be reported in response to Item 6(e) of Schedule 14A under the Exchange Act, unless two-thirds (2/3rds) of the Board, as constituted immediately prior to the date of the change in control, decide in their discretion that no change in control has occurred.

          7.  Termination of Option.  Except as provided otherwise herein, all
              ---------------------
rights under the Option shall expire, to the extent not heretofore exercised, ten years from the grant of this Option. In the event of a change in control, all unexpired options shall terminate, if not sooner, as of the effective date of the change in control. The surviving or resulting corporation or other entity, in its absolute discretion, may grant options to purchase its shares on such terms and conditions as it desires.

          8.  Employment Status of Employee.  Except as hereinafter provided
              -----------------------------
with respect to disability and death, each Option, to the extent it shall not have been exercised, shall terminate upon three (3) months after the termination
of employment of the Employee.   In the event termination of employment is the
result of the optionee's permanent and total disability, as defined in Section 22(e)(3) of the Internal Revenue Code, or successor section, each Option, to the extent it shall not have been exercised, shall terminate one (1) year after the termination of employment of the Employee. This limitation is waived entirely for exercises by estates or by persons receiving Options because of the death of the Employee. Provided, however, that nothing in this section shall operate to extend the term of the Option beyond the term stated in Section 3 hereof. If any unexercised Option terminates for any reason, the shares covered thereby may be optioned to other eligible Employees.

          9.  Change of Duties.  This Option shall not be affected (i) by any
              ----------------
change of duties or position (including transfer to or from a subsidiary), so long as the Employee continues to be an employee of the Company or of any of its subsidiaries, or (ii) by any temporary leave of absence that does not sever the employment relationship. For this purpose, a temporary leave of absence for a period of less than three (3) months must be approved by an Officer of the Company, and a temporary leave of absence for a period of three (3) months or more must be approved by the Board of Directors of the Company.

          10.  Changes in Capital Structure.  If all or any portion of the
               ----------------------------
Option shall be exercised subsequent to any stock dividend, stock split, exchange of shares or other recapitalization occurring after the date hereof, as a result of which shares of any class shall be issued in respect to outstanding common shares or common shares shall be changed into the same or a different number of shares of the same or another class or classes, the person or persons so exercising the Option shall receive, for the aggregate number and class of shares which, if common shares (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in paragraph 2 hereof) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such stock dividends, stock splits, exchanges of shares or other recapitalization; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued. Notwithstanding anything to the contrary above, the excess of the aggregate fair market value of the shares subject to the Option immediately after the change in capital structure over the aggregate option price of such shares shall not exceed the excess of fair market value over option price of the shares immediately before the change, and further, such change shall not give Employee additional benefits not granted under this Option.

          11.  Exercise of Option.  Subject to the terms and conditions of this
               ------------------
Option Agreement, the Option may be exercised by written notice to United Bankshares, Inc. at the Company's corporate offices, which are presently at United Square, Fifth & Avery Streets, Parkersburg, West Virginia 26101. Such notice shall state the date of this Agreement, the election to exercise the Option, and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall be accompanied by payment of the full purchase price of the shares. The Company shall issue and deliver a certificate or certificates representing the shares as soon as practicable after the notice is received. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons exercising the Option and shall be delivered to or upon the written order of the person or persons exercising the Option. In the event the Option is being exercised pursuant to paragraph 5 hereof by any person or persons other than Employee, the notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares issued as provided herein will be fully paid and non-assessable.

          12.  Order of Exercise.  Any option granted pursuant to this Plan may
               -----------------
be exercised in any order, at the discretion of Employee.

          13.  Restrictions on Exercise of Options.  Options are exercisable for
               -----------------------------------
the first time by an employee during any calendar year only for stock with an aggregate fair market value (determined at the time the Option is granted) which does not exceed $100,000.

          14.  Reservation of Shares.  The Company shall at all times during the
               ---------------------
term of the Option reserve a number of shares of common stock that will be sufficient to satisfy the requirements of this Option Agreement, shall pay any taxes in connection with the transfer of shares to Employee and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

          15.  Inclusion of Subsidiary and Successor Corporations.  For purposes
               --------------------------------------------------
of this Option Agreement, employment by a subsidiary corporation of the Company shall be considered employment by the Company. As used in this paragraph, the term "subsidiary corporation" shall mean any present or future subsidiary corporation of the Company coming within the definition of "subsidiary corporation" contained in Section 424(f) of the Internal Revenue Code of 1954, as amended, or any successor section. This Option Agreement shall be binding upon any successor or successors of the Company and reference herein to the Company, unless clearly inapplicable, shall be deemed to include any such successor or successors of the Company.

          16.  Effect of Plan.  The Option granted hereunder is granted pursuant
               --------------
to the terms of and is in all respects limited and conditioned as provided in the United Bankshares, Inc. 1996 Incentive Stock Option Plan, a copy of which is attached to and made a part of this Option Agreement. In the event any conflict exists between the terms and conditions of the Plan at the date of grant and this Option Agreement, the terms and conditions of the plan shall prevail.

17.  Disclosure.  Employee acknowledges receipt of a copy of the United
     -----------
Bankshares, Inc. 1996 Incentive Stock Option Plan Prospectus, and a copy of the United Bankshares, Inc. Annual Report for the year ending December 31, 1995.

          IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed by its officers thereunto duly authorized, and Employee has signed the same, all as of the day and year first above written:

                                        UNITED BANKSHARES, INC.


                                        By
                                           ------------------------------------


                                        Its
                                            -----------------------------------

[CORPORATE SEAL]


ATTEST:
        --------------------------


                                                                         [SEAL]
                                        ---------------------------------
                                                       Employee

                            UNITED BANKSHARES, INC.
                  PROXY FOR 1996 ANNUAL SHAREHOLDERS' MEETING

Know all men by these presents that the undersigned shareholder(s) of United Bankshares, Inc., Charleston, West Virginia does hereby nominate, constitute and appoint Gary L. Ellis and Steven E. Wilson or either one of them, with full power to act alone as the true and lawful attorneys for the undersigned with full power of substitution for and in the name, place and stead of the undersigned to vote all the common stock of United Bankshares, Inc., standing in the undersigned's name on its books on April 1, 1996, at the 1996 Annual Meeting of Shareholders to be held at The University of Charleston, 2300 MacCorkle Avenue, S.E., Charleston, West Virginia, on May 20, 1996 at 4:00 p.m., local time or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

The undersigned acknowledges receipt of the Notice and Proxy Statement dated April 19, 1996, and hereby revokes all proxies previously given by the undersigned for said meeting.

This proxy confers authority to vote "FOR" the propositions listed below unless otherwise indicated. The Board of Directors recommends a vote "FOR" the proposals below. If any matter shall properly come before the meeting, or any adjournments thereof, this proxy will be voted on such matters in accordance with the judgement of the above proxies, based upon the conditions then prevailing and any recommendation of the Board of Directors.

Unless a different allocation is indicated, the proxies will vote your total cumulative vote ratably for the directors for whom you are voting unless directed otherwise by the Board of Directors of United Bankshares, Inc.

This proxy is solicited on behalf of the Board of Directors of United Bankshares, Inc. and may be revoked prior to its exercise.

Continued, and to be marked, dated and signed, on the other side. All joint owners must sign.

                             FOLD AND DETACH HERE

                                     UBSI
                                Annual Meeting
                                      of
                            United Bankshares, Inc.

                       Monday, May 20, 1996 at 4:00 p.m.
                         The University of Charleston
                          2300 MacCorkle Avenue, S.E.
                                Charleston, WV

   1.  Election of Directors.   Richard M. Adams, Douglass H. Adams, Robert G.
                                Astorg, Thomas J. Blair, III, Harry L. Buch, R.
                                Terry Butcher, John W. Dudley, H. Smoot
                                Fahlgren, Theodore J. Georgelas,  C. E.
   FOR all nominees listed      Goodwin, F. T. Graff, Jr., Andrew T. Houvouras,
   (except as marked to the     Russell L. Isaacs, Robert P. McLean, G. Ogden
   contrary below)              Nutting, William C. Pitt, III, I. N. Smith,
                                Jr. , Charles E. Stealey, J. Christopher
                                Thomas, Warren A. Thornhill, III, William W.
                                Wagner, Harold L. Wilkes, Paul C. Winter, Jr.
                                and James W. Word, Jr. as directors.

   WITHHOLD AUTHORITY           If you wish to withhold your vote for any of
   to vote for all nominees     the above nominees, so indicate by striking
   listed                       the name of the nominee.

                                ------------------------------------------------

  2.  Approval of proposed incentive
       stock option plan

     FOR  AGAINST  ABSTAIN



  3.  To transact other business that
       may properly come before the
       meeting.

     FOR  AGAINST  ABSTAIN

                                  Dated . . . . . . . . . . . . . . . . , 1996

                                  . . . . . . . . . . . . . . . . . . . . . . .

                                  By: . . . . . . . . . . . . . . . . . . . . .
                                              (Signature or Signatures)
                                  PLEASE SIGN, DATE AND PROMPTLY RETURN THIS
                                  PROXY IN THE ENCLOSED ENVELOPE


                             FOLD AND DETACH HERE

                            Your vote is IMPORTANT

                   Please complete, date and sign the above
                       proxy card and return it promptly
                         in the accompanying envelope.

                      [LOGO OF  UNITED BANKSHARES, INC.]